                                             Filed Pursuant to Rule 424(b)(5)
                                             Registration No. 333 53647

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 27, 1998)

                                  $400,000,000

                            HSBC AMERICAS, INC. LOGO
                            MEDIUM-TERM SENIOR NOTES

             DUE ON A DATE MORE THAN NINE MONTHS FROM DATE OF ISSUE
                               ------------------

    HSBC Americas, Inc. ("HSBC Americas" or the "Corporation") may from time to time offer and sell up to $400,000,000 in aggregate initial offering price of its Medium-Term Senior Notes (the "Notes"), subject to reduction from time to time after the date hereof at the option of HSBC Americas, including reduction as a result of the sale of other Debt Securities or Preferred Stock (each as defined in the accompanying Prospectus). The Notes will rank equally with all other unsubordinated and unsecured indebtedness of the Corporation. See "DESCRIPTION OF DEBT SECURITIES -- General" in the accompanying Prospectus.

    Each Note will mature on a day more than nine months from its date of issue and, as set forth in an applicable pricing supplement to this Prospectus Supplement (a "Pricing Supplement"), may be subject to redemption at the option of the Corporation or repaid at the option of the holder thereof prior to its stated maturity. Except as otherwise provided in the applicable Pricing Supplement, each Note will bear interest at a fixed rate (a "Fixed Rate Note") or at a floating rate (a "Floating Rate Note"), as set forth in the applicable Pricing Supplement. The interest rate or interest rate formula for each Note will be established by the Corporation at the time of issuance of such Note (the "Original Issue Date") and will be set forth therein and specified in the applicable Pricing Supplement. See "DESCRIPTION OF NOTES."

    Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued only in minimum denominations of $1,000 and any integral multiple in excess thereof, and Notes will be issued in book-entry form only, subject to certain exceptions listed herein, and will be represented by one or more global notes registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in Notes issued in book-entry form will be shown on, and transfer thereof will be effected only through, records maintained by DTC or its nominee and its participants. See "DESCRIPTION OF NOTES -- Book-Entry System."
                               ------------------

THE NOTES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF HSBC AMERICAS, ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY, AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO, OR THE PROSPECTUS TO WHICH THEY RELATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                         PRICE TO                 AGENT'S DISCOUNTS OR                PROCEEDS TO THE
                                         PUBLIC(1)                 COMMISSIONS(2)(3)                CORPORATION (2)(4)
-----------------------------------------------------------------------------------------------------------------------------
Per Note.......................            100%                       .125%-.750%                     99.250%-99.875%
Total..........................        $400,000,000               $500,000-$3,000,000            $397,000,000-$399,500,000
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount.

(2) The Corporation will pay a commission to HSBC Securities, Inc., Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Salomon Brothers Inc, (each an "Agent" and together, the "Agents") which, unless otherwise negotiated, will range from .125% to .750% of the principal amount of the Note (depending on its stated maturity date), for any Note sold through an Agent on an agency basis. The Corporation may also sell Notes at a discount to an Agent, as principal, for resale to investors and other purchasers. Unless otherwise specified in an applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. See "PLAN OF DISTRIBUTION."

(3) The Corporation has also agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(4) Before deducting expenses payable by the Corporation estimated at $600,000, including reimbursement of certain expenses of the Agents.
                               ------------------

    The Notes are being offered on a continuing basis in series (each series of Notes to be separately identified in the applicable Pricing Supplement) by the Corporation through the Agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase the Notes. The Corporation also may sell Notes to any Agent acting as principal for resale to investors or other purchasers. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that a secondary market for the Notes will develop or that there will be liquidity in the secondary market if one develops. The Corporation reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Corporation or any Agent, if it solicits an offer on an agency basis, may reject any offer to purchase Notes, whether or not solicited, in whole or in part. See "PLAN OF DISTRIBUTION." This Prospectus Supplement also is to be used by HSBC Securities, Inc. ("HSI"), a broker-dealer and an affiliate of the Corporation, in connection with offers and sales related to secondary market transactions in the Notes. HSI or its affiliates may act as principal or agent in such transactions. Any such sales will be made at negotiated prices relating to prevailing market prices at the time of sale or otherwise.
                               ------------------
HSBC MARKETS
                     LEHMAN BROTHERS
                                        MERRILL LYNCH & CO.
                                                     SALOMON SMITH BARNEY
                               ------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 21, 1998.

                      [This Page Intentionally Left Blank]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

     The Notes are unsecured debt securities which have been registered on Form S-3 with the Securities and Exchange Commission under Registration No. 333-53647. The issuance of the Notes hereunder will leave $350,000,000 aggregate initial offering price of unallocated Debt Securities or Preferred Stock which may be issued under such registration statement.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities set forth under the heading "DESCRIPTION OF DEBT SECURITIES" in the accompanying Prospectus. The following description will apply to all the Notes unless otherwise specified in the Pricing Supplement with respect to an issue of Notes.

GENERAL

     The Notes will be limited to $400,000,000 in aggregate initial offering price, subject to reduction from time to time after the date hereof at the option of HSBC Americas, including reduction as a result of the sale of other Debt Securities or Preferred Stock. The Notes will be "Senior Securities" as described in the accompanying Prospectus. Notes with identical terms shall constitute a separate series of Debt Securities issued under the Indenture with respect to Senior Securities dated as of October 24, 1996 between the Corporation and Bankers Trust Company, as Trustee (the "Trustee") (such Indenture, as it may be amended from time to time, is referred to in this Prospectus Supplement as the "Indenture," and in the accompanying Prospectus as the "Senior Indenture" and collectively with the Subordinated Indenture (as defined therein) the "Indentures").

     The Notes will be unsecured and unsubordinated obligations of the Corporation and will rank equally with all unsecured senior debt of the Corporation. The Corporation had issued and outstanding $4.5 billion of senior debt instruments and $1.1 billion of subordinated debt instruments at June 30, 1998. The Corporation's subsidiaries had issued and outstanding $3.6 billion of senior debt instruments and $1.1 billion of subordinated debt instruments at June 30, 1998. As of June 30, 1998, the Corporation had $4.2 billion of commercial paper and other short-term notes payable outstanding. During the six months ended June 30, 1998, the amount of the Corporation's commercial paper and other short-term notes payable outstanding averaged $3.8 billion and ranged from a high of $4.4 billion to a low of $3.3 billion. At June 30, 1998, the Corporation had unused lines of credit aggregating $300 million, principally to support commercial paper borrowings. There is no limitation in the Indenture on the amount of Senior Indebtedness, Debt Securities or other obligations which may be issued by the Corporation.

     Unless otherwise specified in an applicable Pricing Supplement, the Notes will be issuable in denominations of $1,000 and integral multiples in excess thereof and will be issued in fully registered book-entry form only represented by one or more global securities registered in the name of DTC or its nominee. Generally, owners of beneficial interests in Notes issued in book-entry form will not be entitled to physical delivery of notes in certificated form and will not be considered the holders thereof. With respect to Notes issued in book-entry form, all references herein to "registered holders," "Registered Holders," "holders" or "Holders" will be to DTC or its nominee and not to owners of beneficial interests in such Notes. See "DESCRIPTION OF NOTES -- Book-Entry System."

     Interest rates offered by the Corporation with respect to Notes may differ depending upon, among other things, the aggregate principal amount purchased in a single transaction.

     The Notes will be offered on a continuing basis and will mature on a day more than nine months from their date of issue, as selected by the purchaser thereof and agreed to by the Corporation. In addition, Floating Rate Notes will mature on an Interest Payment Date (as hereinafter defined). Unless otherwise specified in the applicable Pricing Supplement, "Business Day" with respect to any Note means any day, other than a Saturday or Sunday or a legal holiday in New York, New York, that (i) is not a day on which banking institutions or trust companies in New York, New York are authorized or obligated by law to be closed and (ii) if such Note is a LIBOR Note (as hereinafter defined), is a London Banking Day. "London Banking Day" with respect to any Note means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     The Pricing Supplement relating to a Note will describe the following terms: (i) whether such Note is a Fixed Rate Note or a Floating Rate Note; (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued; (iii) the Original Issue Date; (iv) the Stated Maturity Date and, if applicable, whether such Stated Maturity Date may be renewed at the option of the holder or extended by the Corporation, and if so, the Final Maturity Date (as hereinafter defined) and other terms with respect thereto; (v) if such Note is a Fixed Rate Note and bears interest by its terms prior to the Stated Maturity Date, the rate per annum at which such Note will bear interest; (vi) if such Note is a Floating Rate Note and bears interest by its terms prior to the Stated Maturity Date, the Base Rate, the Initial Interest Rate, the Interest Rate Reset Period, the Interest Rate Reset Dates, the Interest Payment Dates, the Index Maturities, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread and/or Spread Multiplier, if any (each as hereinafter defined), and any other terms relating to the particular method of calculating the interest rate for such Note; (vii) whether the Note is a Discount Security (defined in the Indenture as a Debt Security that is issued with "original issue discount" within the meaning of Section 1273(a) of the Internal Revenue Code of 1986 as in effect on the date of the Indenture and the regulations thereunder and any other Debt Security designated by the Corporation as issued with original issue discount for United States Federal income tax purposes), and, if so, the yield to maturity; (viii) whether such Note may be redeemed by the Corporation or repaid at the option of the registered holder prior to its stated maturity date and, if so, the provisions relating to such redemption or repayment; and (ix) any other terms of such Note not inconsistent with the provisions of the applicable Indenture.

PAYMENT OF PRINCIPAL AND INTEREST

     Unless otherwise specified in the applicable Pricing Supplement: (i) payments of principal of (and premium, if any) and any interest on Notes issued in book-entry form will be made in accordance with the arrangements from time to time in place between the Paying Agent (as hereinafter defined) and DTC or its nominee, as holder (see "DESCRIPTION OF NOTES -- Book-Entry System"), and (ii) payments of interest on Notes in certificated form, if any (other than interest payable at the Maturity Date (as hereinafter defined)), generally will be made by check mailed to the holders of such Notes as of the applicable record date at the address of the holders appearing on the Security Register of the Corporation with respect to such Notes. Unless otherwise specified in the applicable Pricing Supplement, principal (and premium, if any) and any interest payable at the Maturity Date of a Note issued in certificated form will be paid by wire transfer of immediately available funds upon surrender of such Note at the corporate trust office of the Paying Agent.

BOOK-ENTRY SYSTEM

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in book-entry form represented by one or more global securities in registered form (each, a "Global Note"). Unless otherwise specified in such Pricing Supplement, each such Global Note will be held through DTC, as depositary, and will be registered in the name of Cede & Co., as nominee of DTC. The information under this heading concerning DTC and DTC's book-entry system has been obtained from sources that the Corporation believes to be reliable, but the Corporation takes no responsibility for the accuracy thereof.

     Under the book-entry system of DTC, purchases of Notes represented by a Global Note must be made by or through persons that have accounts with DTC ("DTC Participants") or persons that may hold interests through DTC Participants ("Indirect Participants"). Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Notes represented by such Global Note to the accounts of DTC Participants as designated by the applicable Agent. The ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of Indirect Participants) and Indirect Participants (with respect to interests purchased through Indirect Participants). So long as DTC or its nominee is the registered holder of a Global Note, DTC or its nominee, as applicable, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of such Notes in certificated form and will not be considered the owners or holders thereof under the Indenture. Accordingly, in order to exercise any rights of a holder of Notes under the Indenture, each person owning a beneficial interest in the Global Note representing the Notes must rely on the procedures of DTC or, if such person is not a DTC Participant, on the procedures of the DTC Participant and, if applicable, the Indirect Participant through which such person owns its interest. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to own, transfer or pledge beneficial interests in a Global Note.

     So long as DTC or its nominee is the registered holder of a Global Note, Notes represented by such Global Note will trade in DTC's Same Day Fund Settlement System, and secondary market trading activity in such Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in such Notes.

     Except as otherwise provided herein, DTC or its nominee, as applicable, as the registered holder of a Global Note shall be the only person entitled to receive payments from the Corporation with respect to Notes represented by such Global Note. Accordingly, payments of principal of (and premium, if any) and any interest on individual Notes represented by such a Global Note will be made by the Corporation only to DTC or its nominee, as applicable. DTC has advised the Corporation and the Agents that it is DTC's practice to credit DTC Participants' accounts on the payment date in accordance with their respective holdings with respect to a Global Note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such date. Payments by DTC Participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held in "street name." Such instructions will be the responsibility of such DTC Participant and not of DTC, the Agents or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. The Corporation will in every case be discharged by payment to, or to the order of, DTC or its nominee, as applicable, as the registered holder of such Global Note, of the amount so paid. Each of the persons shown in the records of DTC or its nominee as an owner of a beneficial interest in such Global Note must look solely to DTC or its nominee, as the case may be, for its share of any such payment so made by the Corporation. Neither the Corporation, the Trustee, nor any paying agent or authenticating agent nor the security registrar or transfer agent for such Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of owners of beneficial interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     DTC has advised the Corporation and the Agents as follows: DTC is a limited-purpose trust company organized under New York law, a "banking organization" within the meaning of New York law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code as in effect in the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities deposited by DTC Participants and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC's direct DTC Participants include securities brokers and dealers (including one or more of the Agents), banks (including certain subsidiaries of the Corporation), trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) have ownership interests in DTC. DTC is owned by a number of DTC Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Indirect access to DTC's book-entry system is also available to Indirect Participants, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. The rules applicable to DTC and DTC Participants are on file with the Securities and Exchange Commission.

     To facilitate subsequent transfers, all securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of securities deposited with it; DTC's records reflect only the identity of the DTC Participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The DTC Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants, and by DTC Participants and Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither DTC nor Cede & Co. will consent or vote with respect to securities held by DTC. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those DTC Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     DTC can act only on behalf of DTC Participants, who in turn act on behalf of Indirect Participants. Owners of beneficial interests in a Global Note that are not DTC Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of such interests may do so only through DTC Participants and Indirect Participants. In addition, the ability of owners of beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system may be limited due to the lack of certificates for the Notes.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in Global Notes among DTC Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

     If DTC is at any time unwilling, unable or ineligible to continue as a depositary with respect to the Notes and a successor depositary is not appointed by the Corporation within 90 days, the Company will issue registered Notes in certificated form in exchange for beneficial interests in the Global Notes representing such Notes. In addition, the Corporation may at any time determine not to have Notes represented by Global Notes and, in such event, will issue registered Notes in certificated form in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in certificated form of a Note or Notes equal in principal amount to such beneficial interest and to have such Note or Notes registered in its name. Unless otherwise indicated in the applicable Pricing Supplement, Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple in excess thereof and will be issued in registered form only, without coupons.

     Notes issued in book-entry form through the facilities of DTC may be transferred or exchanged through a DTC Participant or an Indirect Participant. No service charge will be made for any registration of transfer or exchange of Notes issued in certificated form, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

PAYING AGENT, SECURITY REGISTRAR AND TRANSFER AGENT

     Until the Notes are paid, the Corporation will at all times maintain a Paying Agent and an agent for registering Global Notes and other Certificated Notes and registering transfers and exchanges of such Notes as provided to the Indenture (the "Security Registrar") which may or may not be the same person, for the Senior Notes. The Corporation has initially appointed Marine Midland Bank as Paying Agent and Security Registrar with respect to the Notes. The Corporation reserves the right at any time to vary or terminate the appointment of any Paying Agent and Security Registrar, to appoint additional Paying Agents and Security

Registrars and to approve any change in the office through which the Paying Agent or Security Registrar shall act.

INTEREST AND INTEREST RATES

     Except as otherwise specified in the applicable Pricing Supplement for Notes that are Discount Securities, the Notes will bear interest at a fixed rate, at floating rates determined by reference to one or more of the Base Rates described below (which may be adjusted by a Spread and/or Spread Multiplier applicable to such Floating Rate Notes) or at any combination of fixed and floating rates until the principal thereof is paid or duly provided for. Interest, if any, will be payable as specified under "DESCRIPTION OF NOTES -- Fixed Rate Notes" and "DESCRIPTION OF NOTES -- Floating Rate Notes" below. Interest payable and punctually paid or duly provided for on any Interest Payment Date (as hereinafter defined for Fixed Rate Notes and Floating Rate Notes) and on the Stated Maturity Date (or New Maturity Date or Extended Maturity Date, as the case may be (each as hereinafter defined)) or upon earlier redemption or repayment (such Stated Maturity Date, New Maturity Date or Extended Maturity Date, or date of redemption or repayment, as the case may be, being collectively hereinafter referred to as the "Maturity Date"), or on a later date on which payment may be made hereunder in respect of such Interest Payment Date, will be paid to the registered holder at the close of business on the Regular Record Date (as hereinafter defined) preceding such Interest Payment Date; provided, however, that the first payment of interest on any Note with an Original Issue Date (as set forth in the applicable Pricing Supplement) between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the Regular Record Date to the registered holder on such succeeding Regular Record Date; and provided, further, that interest payable at the Maturity Date will be payable to the person to whom principal shall be payable.

     Unless otherwise specified in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Interest Payment Date for a Note will be the date (whether or not a Business Day) 15 calendar days preceding such Interest Payment Date, except that the Regular Record Date for a March 15 Interest Payment Date for a Fixed Rate Note will always be the February 28 (whether or not a Business Day) immediately preceding such Interest Payment Date.

FIXED RATE NOTES

     Each Fixed Rate Note that bears interest will bear interest from its Original Issue Date at the rate per annum stated on the face thereof, except as described below under "DESCRIPTION OF NOTES -- Extendible Notes", until the principal amount thereof is paid. Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will be computed on the basis of a 360-day year of twelve 30-day months and will be payable semi-annually in arrears on September 1 and March 1 of each year during the term of the Note (each an "Interest Payment Date") and on the Maturity Date. If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no additional interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to such next succeeding Business Day. Interest payments will be in the amount of interest accrued from and including the preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or duly provided for with respect to such Note) to but excluding the Interest Payment Date or the Maturity Date, as the case may be.

FLOATING RATE NOTES

     Each Floating Rate Note that bears interest will bear interest from its Original Issue Date at the rates determined as described below, except as described below under "DESCRIPTION OF NOTES -- Extendible Notes", until the principal amount thereof is paid. Unless otherwise specified in the applicable Pricing Supplement, interest on each Floating Rate Note will be determined by reference to an interest rate basis (the "Base Rate"), which may be (i) the CD Rate (a "CD Rate Note"), (ii) the Commercial Paper Rate (a

"Commercial Paper Rate Note"), (iii) the CMT Rate (a "CMT Rate Note"), (iv) the Federal Funds Rate (a "Federal Funds Rate Note"), (v) LIBOR (a "LIBOR Note"),
(vi) the Prime Rate (a "Prime Rate Note"), (vii) the Treasury Rate (a "Treasury Rate Note"), or (viii) such other Base Rate as may be set forth in the applicable Pricing Supplement and in such Note. The Base Rate will be based upon one or more selected Index Maturities (as hereinafter defined) and adjusted by a Spread and/or Spread Multiplier (each as hereinafter defined), if any, as specified in the applicable Pricing Supplement. The interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate, plus or minus the Spread and/or multiplied by the Spread Multiplier, if any. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Base Rate is calculated. The "Spread" is the number of basis points above or below the Base Rate applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage of the Base Rate applicable to the interest rate for such Floating Rate Note. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Corporation from time to time, but, except as described below under "DESCRIPTION OF NOTES -- Extendible Notes," no such change will affect any Floating Rate Note previously issued or as to which an offer to purchase has been accepted by the Corporation.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum rate at which interest may accrue during any interest period ("Maximum Interest Rate") and (ii) a minimum rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any such Maximum Interest Rate, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest (for any loan in the amount of $250,000 or more) is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested.

     The Corporation will appoint an agent (a "Calculation Agent") to calculate interest rates on Floating Rate Notes. Marine Midland Bank will serve as Calculation Agent with respect to Floating Rate Notes unless otherwise specified in the applicable Pricing Supplement.

     The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (such period being the "Interest Rate Reset Period" for such Note and the first day of each Interest Rate Reset Period being an "Interest Rate Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement and except as provided below, the Interest Rate Reset Dates will be
(i) in the case of Floating Rate Notes that reset daily, each Business Day; (ii) in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; (iii) in the case of Treasury Rate Notes that reset weekly, Tuesday of each week; (iv) in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; (v) in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; (vi) in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and (vii) in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the applicable Pricing Supplement. If an Interest Rate Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Rate Reset Date will be postponed to the next Business Day, except that in the case of a LIBOR Note, if the next Business Day is in the next calendar month, such Interest Rate Reset Date will be the preceding Business Day. If a Treasury bill auction (as described below) will be held on any day that would otherwise be an Interest Rate Reset Date for a Treasury Rate Note, then such Interest Rate Reset Date will instead be the Business Day following such auction date.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect with respect to a Floating Rate Note during an Interest Rate Reset Period will be the rate determined on the "Calculation Date" by reference to the "Interest Determination Date." Unless otherwise provided in the applicable Pricing Supplement, the Interest Determination Date for a CD Rate Note, Commercial Paper Rate Note, CMT Rate Note, Federal Funds Rate Note or Prime Rate Note will be the second Business Day preceding the applicable Interest Rate Reset Date; the Interest Determination Date for a LIBOR Note will be the second

London Banking Day preceding the applicable Interest Rate Reset Date; and the Interest Determination Date for a Treasury Rate Note will be the day of the week in which the applicable Interest Rate Reset Date falls on which Treasury bills of the Index Maturity specified on the face of such Treasury Rate Note are auctioned. Treasury bills are normally sold at auction on Monday of each week. If such day is a legal holiday, the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date with respect to the Interest Rate Reset Date for a Treasury Rate Note occurring in the succeeding week. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" pertaining to any Interest Determination Date shall be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect with respect to a Floating Rate Note on each day that is not an Interest Rate Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Rate Reset Date, and the interest rate in effect on any day that is an Interest Rate Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to such Interest Rate Reset Date, subject in either case to any Maximum or Minimum Interest Rate limitation referred to above; provided, however, that the interest rate in effect with respect to a Floating Rate Note for the period from the Original Issue Date to the initial Interest Rate Reset Date (the "Initial Interest Rate") will be specified, if available, in the applicable Pricing Supplement. The interest rate on a Floating Rate Note for the initial Interest Rate Reset Period (as hereinafter defined) and for the final Interest Rate Reset Period may be based upon a different Index Maturity and therefore may result in a different interest rate for either or both of such Interest Rate Reset Periods, as set forth in the applicable Pricing Supplement.

     Interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually or annually (the "Interest Payment Period"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement and except as provided below, the date or dates on which interest will be payable (each an "Interest Payment Date") will be: (i) September 1 and March 1 of each year in the case of Floating Rate Notes on which the interest rate is reset daily or weekly; (ii) in the case of Floating Rate Notes with a monthly Interest Payment Period, the third Wednesday of each month;
(iii) in the case of Floating Rate Notes with a quarterly Interest Payment Period, the third Wednesday of March, June, September and December of each year;
(iv) in the case of Floating Rate Notes with a semi-annual Interest Payment Period, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; (v) in the case of Floating Rate Notes with an annual Interest Payment Period, the third Wednesday of one month of each year specified in the applicable Pricing Supplement; and (vi) in each case, on the Maturity Date.

     Interest due on any Interest Payment Date (or on the Maturity Date, as the case may be) will be the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or duly provided for with respect to such Note) to but excluding the Interest Payment Date or the Maturity Date, as the case may be.

     If any Interest Payment Date for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that, in the case of a LIBOR Note, if such Business Day is in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the Maturity Date of any Floating Rate Note falls on a day that is not a Business Day, the payment of principal (and premium, if any) or interest may be made on the next succeeding Business Day as if it were made on the date such payment was due, and no additional interest will accrue on the amount so payable for the period from and after the Maturity Date.

     Unless otherwise specified in the applicable Pricing Supplement, accrued interest on any Floating Rate Note will be calculated by multiplying the principal amount of such Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day from and including the Original Issue Date, or from but excluding the last date to which interest has been paid, as the case may be, to and including the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (expressed as a decimal) for each such day shall be computed by dividing the interest rate in effect on such day by (i) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, and (ii) 360, in the case of other Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

     Upon the request of the beneficial holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Rate Reset Date with respect to such Floating Rate Note. The Calculation Agent will also make certain calculations, specified below, on or prior to the Calculation Date.

     The interest rate that will become effective on each subsequent Interest Rate Reset Date will be determined by the Calculation Agent (calculated with reference to the Base Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Pricing Supplement) as follows (such determination, in the absence of manifest error, to be binding upon all parties):

  CD Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to an Interest Determination Date relating to a CD Rate Note (the "CD Rate Interest Determination Date"), the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Federal Reserve Board ("H.15(519)"), under the heading "CDs (Secondary Market)." If H.15(519) is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, the CD Rate will be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement, as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Certificates of Deposit." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the CD Rate for such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit in denominations of $5,000,000 of major United States money center banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement. However, if such dealers are not so quoting such rates, the CD Rate for such CD Rate Interest Determination Date will be the CD Rate then in effect on such CD Rate Interest Determination Date.

  Commercial Paper Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to an Interest Determination Date relating to a Commercial Paper Note (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) of the rate on such Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "Commercial Paper -- Non financial." If such rate is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the Commercial Paper Rate for such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield determined on the basis of a rate which is the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Calculation Agent or its affiliates) selected by the Calculation Agent for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA" or the equivalent by a nationally recognized securities rating agency. However, if such dealers are not so quoting such rates, the Commercial Paper Rate for such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate then in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" will be a yield calculated in accordance with the following formula:

                            D X 360
Money Market Yield   =   -------------  X 100
                         360 - (D X M)

where "D" refers to the applicable per annum commercial paper rate on a bank discount basis expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  CMT Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to an Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the designated CMT Telerate Page under the caption "Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, as specified in the applicable Pricing Supplement, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the Calculation Date pertaining to such CMT Rate Interest Determination Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity Rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 p.m., New York City time, on such Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity Rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Rate Reset Date as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on such Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Referenced Dealer") in The City of New York selected by the Calculation Agent (from five such Referenced Dealers selected by the Calculation Agent by eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct, non-callable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Rate Interest Determination Date of three Referenced Dealers in The City of New York (from five such Referenced Dealers selected by the Calculation Agent by eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Referenced Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Referenced Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate then in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service or successor service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturity as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury Securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

  Federal Funds Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to an Interest Determination Date relating to a Federal Funds Rate Note (a "Federal Funds Rate Interest Determination Date"), the rate on such Federal Funds Rate Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." If H.15(519) is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Rate Interest Determination Date for Federal Funds as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds as of 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date quoted by each of three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent. However, if fewer than three such brokers are so quoting such rates, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate then in effect on such Federal Funds Rate Interest Determination Date.

  LIBOR:

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

          (i) With respect to an Interest Determination Date relating to a LIBOR Note (a "LIBOR Interest Determination Date"), LIBOR will be "LIBOR Telerate" unless "LIBOR Reuters" is specified in the applicable Pricing Supplement. "LIBOR Telerate" is the rate for deposits in Dollars having a maturity equal to the Index Maturity designated in the applicable Pricing Supplement that appears on the Designated LIBOR Page (as defined below) specified in the applicable Pricing Supplement as of 11:00 a.m., London time, on that LIBOR Interest Determination Date. "LIBOR Reuters" is that rate which is the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in Dollars having a maturity equal to the Index Maturity designated in the applicable Pricing Supplement that appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 a.m., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page. If LIBOR cannot be determined under this clause (i), LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which the applicable LIBOR rate cannot be determined under clause (i) above, the Calculation Agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in Dollars for the period equal to the Index Maturity designated in the applicable Pricing Supplement to prime banks in the London interbank market commencing on the applicable Interest Rate Reset Date at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in Dollars in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Pricing Supplement), in The City of New York, on such LIBOR Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for loans in Dollars to leading European banks, having a maturity equal to the Index Maturity designated in the applicable Pricing Supplement, commencing on the applicable Interest Rate Reset Date and in a principal amount that is representative for a single transaction in Dollars in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR then in effect on such LIBOR Interest Determination Date.

     "Designated LIBOR Page" means either (a) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service or successor service for the purpose of displaying the London interbank offered rates of major banks for Dollars, or (b) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank offered rates of major banks for Dollars. If neither LIBOR Telerate nor LIBOR Reuters is specified in the applicable Pricing Supplement, LIBOR for the applicable LIBOR Currency will be determined as if LIBOR Telerate (Page 3750) had been specified.

  Prime Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to an Interest Determination Date relating to a Prime Rate Note (a "Prime Rate Interest Determination Date"), the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan," or if not so published prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 (as defined below) as such bank's prime rate or base lending rates as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen US PRIME 1 for the Prime Rate Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates, quoted on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on such Prime

Rate Interest Determination Date by four major money center banks in The City of New York as selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen US PRIME 1, the Prime Rate will be determined by the Calculation Agent as of the close of business on the Prime Rate Interest Determination Date, on the basis of the prime rates, as of the close of business on the Prime Rate Interest Determination Date, furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent. However, if the banks so selected are not quoting prime rates, the Prime Rate for such Prime Rate Interest Determination Date will be the Prime Rate then in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen US PRIME 1" means the display designated as page "US PRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

  Treasury Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to an Interest Determination Date relating to a Treasury Rate Note (a "Treasury Rate Interest Determination Date"), the rate for the auction held on such Treasury Rate Interest Determination Date of direct obligations of the United States ("Treasury bills") having a maturity equal to the Index Maturity specified in the applicable Pricing Supplement, as published in H.15(519) under the heading "U.S. Government Securities -- Treasury bills auction average (investment)." If such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the Treasury Rate will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Interest Determination Date as otherwise announced by the United States Department of the Treasury. If such rate is not published or reported by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Rate Interest Determination Date, then the Treasury Rate for such Treasury Rate Interest Determination Date will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers, selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement. However, if such dealers are not so quoting such rates, the Treasury Rate for such Treasury Rate Interest Determination Date will be the Treasury Rate then in effect on such Treasury Rate Interest Determination Date.

RENEWABLE NOTES

     The Corporation may from time to time offer renewable Notes ("Renewable Notes") that will mature on an Interest Payment Date as specified in an applicable Pricing Supplement unless the maturity of all (or if so indicated in such Pricing Supplement, a portion of) the principal amount of such Note is renewed in accordance with the procedures described below. Renewable Notes will be issued in book-entry form only. If the Corporation issues any such Renewable Notes, the following procedures will apply, unless otherwise specified in the applicable Pricing Supplement.

     On the dates in each year specified in the applicable Pricing Supplement (each such date, a "Renewal Date"), the maturity of such Renewable Note will be automatically extended to the next maturity date (each, a "New Maturity Date") specified in such Pricing Supplement, unless the holder of such Renewable Note elects to terminate the automatic extension of the maturity of such Renewable Note (or, if specified in the applicable Pricing Supplement, any portion thereof) by delivering a notice to such effect to the applicable Trustee (or any duly appointed Paying Agent) not less than 15 nor more than 30 days prior to the Renewal Date. An election to terminate the automatic extension of the maturity of a Renewable Note may be exercised with respect to less than the entire principal amount of such Renewable Note only if so specified in the applicable Pricing Supplement and only in such a principal amount, or integral multiple in excess thereof, as is specified in the applicable Pricing Supplement. Notwithstanding the foregoing, the maturity of any Renewable Note may not be extended beyond the final maturity date (the "Final Maturity Date") specified for such Renewable Notes in the applicable Pricing Supplement. If a holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of a Renewable Note on any Renewal Date, such portion will become due and payable on the stated maturity date or New Maturity Date then in effect with respect to such Note, as the case may be. An election to terminate the automatic extension of the maturity of a Renewable Note shall be irrevocable and shall be binding on each holder of the Note. The renewal of the maturity of a Renewable Note will not affect the interest rate applicable to such Renewable Note.

     If a Note is represented by a Global Note, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will timely exercise a right to terminate the automatic extension with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other DTC Participant or Indirect Participant through which it holds an interest in such Note to notify DTC of its desire to terminate the automatic extension of such Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other DTC Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC or its nominee.

EXTENDIBLE NOTES

     The Corporation may from time to time offer Notes whose Stated Maturity Date may be extended at the option of the Corporation (an "Extendible Note") for one or more whole year periods (each an "Extension Period"), up to but not beyond the final maturity date (the "Final Maturity Date") specified for such Extendible Note in the applicable Pricing Supplement. If the Corporation issues any such Extendible Notes, the following procedures will apply, unless otherwise specified in the applicable Pricing Supplement.

     The Corporation may exercise such option with respect to an Extendible Note by notifying the Trustee (or any duly appointed Paying Agent) of such exercise specifying the Extension Period and the other information to be set out in the notice to be given pursuant to the next succeeding sentence at least 45 but not more than 60 days prior to the stated maturity date originally in effect with respect to such Note (the "Initial Maturity Date") or, if the Stated Maturity Date of such Note has already been extended, prior to the Stated Maturity Date then in effect (an "Extended Maturity Date"). In the event the Corporation gives such a notice to the Trustee (or any duly appointed Paying Agent), no later than 40 days prior to the Initial Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Trustee (or any duly appointed Paying Agent) will mail to the registered holder of such Extendible Note a notice (the "Extension Notice") relating to such Extension Period, first class mail, postage prepaid, setting forth (i) the election of the Corporation to extend the maturity of such Extendible Note, (ii) the new Extended Maturity Date, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Trustee (or any duly appointed Paying Agent) of an Extension Notice to the holder of an Extendible Note, the maturity of such Note shall be extended automatically as set forth in the Extension Notice, and, except as modified by the Extension Notice and as described in the next paragraph, such Extendible Note will have the same terms as prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 days prior to the Maturity Date for an Extendible Note (or, if such date is not a Business Day, on the immediately succeeding Business Day), the Corporation may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate

Note, for the Extension Period by mailing or causing the applicable Trustee (or any duly appointed Paying Agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class mail, postage prepaid, to the holder of such Note. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

     If the Corporation elects to extend the maturity of an Extendible Note, the holder of such Note will have the option to elect repayment of such Note by the Corporation on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be so repaid on the Maturity Date, the Corporation must receive, at least 15 days but not more than 30 days prior to the Maturity Date then in effect with respect to the Note (i) the Note with the form "Option to Elect Repayment" on the reverse of the Note duly completed or
(ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the applicable Trustee (or any duly appointed Paying Agent) not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter, provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the applicable Trustee (or any duly appointed Paying Agent) by such fifth Business Day. Such option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding, provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

     If a Note is represented by a Global Note, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other DTC Participant or Indirect Participant through which it holds an interest in such Note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other DTC Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC or its nominee.

REDEMPTION

     The applicable Pricing Supplement relating to a Note will indicate either that such Note cannot be redeemed prior to its Stated Maturity Date or that such Note will be redeemable at the option of the Corporation on a date or dates specified prior to its Stated Maturity Date and at a price or prices as set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Corporation may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. If less than all of the Notes of the series with like tenor and terms are to be redeemed, the Notes to be redeemed will be selected by the Corporation pursuant to the terms of the respective Indentures. If the Note is of a series of Medium-Term Notes that are Discount Securities (as defined in the accompanying Prospectus), the Redemption Price of such Notes on any Redemption Date shall be the face amount thereof (the principal amount due thereon at the Stated Maturity Date thereof) multiplied by the sum of the Issue Price specified on the face thereof (expressed as a percentage of the face amount thereof) plus the original issue discount amortized from the Original Issue Date to the Redemption Date (also expressed as a percentage of the face amount thereof), which amortization shall be calculated using the "constant interest rate method" (computed in accordance with generally accepted accounting principles in effect on the Redemption Date).

     The Notes will not be subject to any sinking fund.

REPAYMENT AND REPURCHASE

     The applicable Pricing Supplement relating to a Note will indicate either that such Note cannot be repaid at the option of the holder prior to its Stated Maturity Date or that such Note will be repayable at the option of the holder on a date or dates specified prior to its Stated Maturity Date and at a price or prices as set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

     The Corporation may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Corporation may, at its discretion, be held, resold or surrendered to the applicable Trustee for cancellation.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to the determination of a Base Rate, the specification of Base Rates, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates, calculation of amounts due and payable on acceleration of Discount Securities or any other matter relating thereto or to any Fixed Rate Note may be modified by the terms as specified under "Other Provisions" on the face of such Note or in an Addendum thereto, if so specified on the face of such Note and in the applicable Pricing Supplement.

                     UNITED STATES FEDERAL INCOME TAXATION

     The following is a summary of certain United States federal income tax considerations that may be relevant to a holder of a Note that is a citizen or resident of the United States or that otherwise is subject to United States federal income taxation on a net income basis in respect of the Note (a "United States holder"). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, potentially retroactively. This summary deals only with United States holders that will hold Notes as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies or dealers in securities or currencies, traders in securities electing to mark to market, persons that will hold Notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a "functional currency" other than the U.S. dollar. Any special United States federal income tax considerations relevant to a particular issue of Notes will be provided in the applicable Pricing Supplement.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding Notes, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

     Payments of Interest. Payments of "qualified stated interest" (as defined below under "Original Issue Discount") on a Note will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the United States holder's method of tax accounting).

     Purchase, Sale and Retirement of Notes. A United States holder's tax basis in a Note generally will equal the cost of such Note to such holder, increased by any amounts includible in income by the holder as original issue discount and market discount and reduced by any amortized premium (each as described below) and any payments other than payments of qualified stated interest made on such Note.

     Upon the sale, exchange or retirement of a Note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified stated interest, which will be taxable as such) and the United States holder's tax basis in such Note.

     A holder's failure to elect to terminate the automatic renewal of a Renewable Note will not be treated as an exchange of the Renewable Note for a new debt instrument for federal income tax purposes. An extension of the maturity of an Extendible Note may, depending on the terms of the Note and the extension, be treated for federal income tax purposes as an exchange of the Extendible Note for a new debt instrument, with the result that a United States holder may be required to recognize gain or loss equal to the difference between the fair market value of the Note on the date the extension took effect and the holder's tax basis in the Note. Holders should consult their own tax advisors regarding the consequences to them of a particular proposed extension of an Extendible Note.

     Except as discussed below with respect to market discount and Short-Term Notes (as defined below), gain or loss recognized by a United States holder generally will be long-term capital gain or loss if the United States holder has held the Note for more than one year at the time of disposition. Under recently enacted legislation, long-term capital gains recognized by an individual United States holder generally will be subject to a maximum tax rate of 20 percent in respect of Notes held for more than one year, effective for amounts properly taken into account on or after January 1, 1998.

     Original Issue Discount. United States holders of Original Issue Discount Notes (as defined below) generally will be subject to the special tax accounting rules for obligations issued with original issue discount ("OID") provided by the Internal Revenue Code of 1986, as amended, and certain regulations promulgated thereunder (the "OID Regulations"). United States holders of such Notes should be aware that, as described in greater detail below, they generally must include OID in ordinary gross income for United States federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

     A Note will be an Original Issue Discount Note if its "stated redemption price at maturity" (generally, the sum of all payments to be made on the Note other than "qualified stated interest," as defined below) exceeds the Note's issue price by an amount equal to or greater than 1/4 of 1 percent of the stated redemption price at maturity, multiplied by the number of complete years to maturity of the Note. In that case, the Note will have OID equal to the amount by which the stated redemption price at maturity exceeds the issue price. In general, each United States holder of an Original Issue Discount Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of OID on the Note for all days during the taxable year that the United States holder owns the Note. The daily portions of OID on an Original Issue Discount Note are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Note, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. In the case of an initial holder, the amount of OID on an Original Issue Discount Note allocable to each accrual period is determined by
(a) multiplying the "adjusted issue price" of the Original Issue Discount Note at the beginning of the accrual period by the yield to maturity of such Original Issue Discount Note (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest (as defined below) allocable to that accrual period. The yield to maturity of a Note is the discount rate that causes the present value of all payments on the Note as of its original issue date to equal the issue price of such Note. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period will generally be the sum of its issue price (generally including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any) made with respect to such Note in all prior accrual periods. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the entire term of an Original Issue Discount Note at a single fixed rate of interest or, subject to certain conditions, based on one or more interest indices. In the case of an Original Issue Discount Note that is a Floating Rate Note, both the "yield to maturity" and "qualified stated interest" will generally be determined for these purposes as though the Original Issue Discount Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to the interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield that is reasonably expected for the Note. (Additional rules may apply if interest on a Floating Rate Note is based on more than one interest index.) As a result of this "constant yield" method of including OID in income, the amounts includible in income by a United States holder in respect of an Original Issue Discount Note generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

     A United States holder generally may make an irrevocable election to include in its income its entire return on a Note (i.e., the excess of all remaining payments to be received on the Note, including payments of qualified stated interest, over the amount paid by such United States holder for such
Note) under the constant-yield method described above. For Notes purchased at a premium or bearing market discount in the hands of the United States holder, the United States holder making such election will also be deemed to have made the election (discussed below in " -- Premium and Market Discount") to amortize premium or to accrue market discount in income currently on a constant-yield basis.

     A subsequent United States holder of an Original Issue Discount Note that purchases the Note at a cost less than its remaining redemption amount (as defined below), or an initial United States holder that purchases an Original Issue Discount Note at a price other than the Note's issue price, also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if the United States holder acquires the Original Issue Discount Note at a price greater than its adjusted issue price, such holder may reduce its periodic inclusions of OID income to reflect the premium paid over the adjusted issue price. The "remaining redemption amount" for a Note is the total of all future payments to be made on the Note other than payments of qualified stated interest.

     Certain of the Notes, including Extendible and Renewable Notes, may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable Pricing Supplement. Notes containing such features, in particular Original Issue Discount Notes, may be subject to special rules that differ from the general rules discussed above. Purchasers of Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such Notes since the tax consequences with respect to such features, and especially with respect to OID, will depend, in part, on the particular terms of the purchased Notes.

     Premium and Market Discount. A United States holder of a Note that purchases the Note at a cost greater than its remaining redemption amount (as defined in the second preceding paragraph) will be considered to have purchased the Note at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the Note. Such election, once made, generally applies to all bonds held or subsequently acquired by the United States holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a Note by the amount of the premium amortized during its holding period. Original Issue Discount Notes purchased at a premium will not be subject to the OID rules described above. With respect to a United States holder that does not elect to amortize bond premium, the amount of bond premium will be included in the United States holder's tax basis when the Note matures or is disposed of by the United States holder. Therefore, a United States holder that does not elect to amortize such premium and that holds the Note to maturity generally will be required to treat the premium as capital loss when the Note matures.

     If a United States holder of a Note purchases the Note at a price that is lower than its remaining redemption amount, or in the case of an Original Issue Discount Note, its adjusted issue price, by at least 0.25% of its remaining redemption amount multiplied by the number of remaining whole years to maturity, the Note will be considered to have "market discount" in the hands of such United States holder. In such case, gain realized by the United States holder on the disposition of the Note generally will be treated as ordinary income to the extent of the market discount that accrued on the Note while held by such United States holder. In addition, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the Note. In general terms, market discount on a Note will be treated as accruing ratably over the term of such Note, or, at the election of the holder, under a constant yield method.

     A United States holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a Note as ordinary income. If a United States holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

     Short-Term Notes. The rules set forth above will also generally apply to Notes having maturities of not more than one year ("Short-Term Notes"), but with certain modifications.

     First, the OID Regulations treat none of the interest on a Short-Term Note as qualified stated interest (but instead treat such interest payments as part of the Short-Term Note's stated redemption price at maturity, thereby giving rise to OID). Thus, all Short-Term Notes will be Original Issue Discount Notes. OID will be treated as accruing on a Short-Term Note ratably, or at the election of a United States holder, under a constant-yield method.

     Second, a United States holder of a Short-Term Note that uses the cash method of tax accounting and is not a bank, securities dealer, regulated investment company or common trust fund, and does not identify the Short-Term Note as part of a hedging transaction, will generally not be required to include OID in income on a current basis. Such a United States holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Note until the Maturity of the Note or its earlier disposition in a taxable transaction. In addition, such a United States holder will be required to treat any gain realized on a sale, exchange or retirement of the Note as ordinary income to the extent such gain does not exceed the OID accrued with respect to the Note during the period the United States holder held the Note. Notwithstanding the foregoing, a cash-basis United States holder of a Short-Term Note may elect to accrue original issue discount into income on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A United States holder using the accrual method of tax accounting and certain cash-basis United States holders (including banks, securities dealers, regulated investment companies and common trust funds) generally will be required to include original issue discount on a Short-Term Note in income on a current basis.

     Third, any United States holder (whether cash or accrual basis) of a Short-Term Note can elect to accrue the "acquisition discount," if any, with respect to the Note on a current basis. If such an election is made, the OID rules will not apply to the Note. Acquisition discount is the excess of the remaining redemption amount of the Note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the United States holder, under a constant-yield method based on daily compounding.

     Finally, the market discount rules will not apply to a Short-Term Note.

     As described above, certain of the Notes may be subject to special redemption features. These features may affect the determination of whether a Note has a maturity of not more than one year and thus is a Short-Term Note. Purchasers of Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such features.

     Notes Providing for Contingent Payment. Special rules (the "Contingent Payment Regulations") govern the tax treatment of debt obligations that provide for contingent payments ("contingent debt obligations"). The Contingent Payment Regulations generally require accrual of interest income on a constant-yield basis in respect of a contingent debt obligation at a yield determined at the time of issuance of the obligation, and may require adjustments to such accruals when any contingent payments are made. A detailed description of the tax considerations relevant to United States holders of any Notes that constitute contingent debt obligations will be provided in the applicable Pricing Supplement.

     Information Reporting and Backup Withholding. The Paying Agent will be required to file information returns with the IRS with respect to payments made to certain United States holders of Notes. In addition, certain United States holders may be subject to a 31 percent backup withholding tax in respect of such payments if they do not provide their taxpayer identification numbers to the Paying Agent. Persons holding Notes who are not United States holders may be required to comply with applicable certification procedures to establish that they are not United States holders in order to avoid the application of such information reporting requirements and backup withholding tax.

                                USE OF PROCEEDS

     The Corporation intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include, without limitation, one or more of the following: investments in and advances to the Corporation's subsidiaries (which include the Bank) and affiliates (which include HSI and its direct and indirect parent companies); financing future acquisitions of financial institutions, as well as banking and other assets; and the redemption of certain of the Corporation's outstanding securities. The precise amounts and timing of the application of proceeds used for such corporate purposes will depend upon funding requirements and the availability of other funds to the Corporation and its subsidiaries.

                              PLAN OF DISTRIBUTION

     Under the terms of a Distribution Agreement dated as of August 21, 1998 (the "Distribution Agreement") between the Corporation and the Agents named therein or to be appointed thereunder, Notes are being offered on a continuing basis for sale by the Corporation through the Agents. Each Agent has agreed to utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in an applicable Pricing Supplement. For each Note sold through an Agent as agent, and unless otherwise negotiated, the Corporation will pay a commission in the form of a discount to such Agent, ranging from .125% to .750% of the principal amount of the Note. If agreed to by the Corporation and an Agent, an Agent may purchase a specified amount of the Notes, as principal, from the Corporation. Unless otherwise specified in an applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. The Corporation may also sell Notes directly to investors and other purchasers on its own behalf in those jurisdictions where it is authorized to do so, and, upon such sale, no Agent will be entitled to any commission as set forth herein. The Corporation also may appoint, and sell Notes from time to time to or through, one or more additional agents, acting either as agent or principal, on substantially the same terms as those applicable to the Agents. Any such additional agent shall, with respect to any such Notes, be deemed to be included in all references to an "agent" or "Agents" hereunder. In addition, the Corporation may sell Notes on an underwritten basis to a group of Agents acting as a syndicate of underwriters; the terms and conditions of any such syndicated underwriting will be described in the Pricing Supplement relating to any such transaction.

     Notes purchased by the Agents as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the Agent or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price. An Agent may offer Notes it has purchased from the Corporation as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from the Corporation to such dealers. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold on a fixed public offering price basis), the concession and the discount may be changed.

     The applicable Pricing Supplement with respect to the offer and sale of particular Notes will contain the terms of such Notes, including the names of any Agents, the method of distribution of such Notes, the price of such Notes, the net proceeds to the Corporation and any commissions or discounts paid or allowed with respect to such Notes.

     The Corporation reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part whether placed directly with the Corporation or through one of the Agents. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it on an agency basis, in whole or in part. The Corporation may, in its sole discretion, suspend solicitations of purchases of the Notes through the Agents, acting as agent, for any period of time or permanently.

     No Note will have an established trading market when issued, and the Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but no Agent is obligated to do so and may discontinue any market-making activity at any time.

     In connection with the offering made hereby, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Notes than they are required to purchase from the Company. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act. The Corporation has agreed to indemnify the Agents against and to contribute to payments that the Agents may be required to make relating to certain liabilities, including liabilities under the Securities Act. The Corporation has also agreed to reimburse the Agents for certain expenses.

     HSI is an affiliate of HSBC Americas. Under Section 2720 of the Conduct Rules ("Section 2720") of the NASD, when an NASD member, such as HSI, participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with the applicable provisions of
Section 2720. HSBC Americas is considered to be an "affiliate" (as such term is defined in Section 2720) of HSI. The offer and sale of any Notes by HSI will comply with the requirements of Section 2720 regarding the underwriting of securities of affiliates and with any restrictions as may be imposed on HSI by the Federal Reserve Board. In addition, under Section 2720, no NASD member participating in offers and sales of the Notes may execute a transaction in the Notes in a discretionary account without the specific prior written approval of the member's customer.

     This Prospectus Supplement and related Prospectus also are to be used by HSI in connection with offers and sales of the Notes in secondary market transactions at negotiated prices relating to prevailing prices at the time of sale or otherwise. HSI may act as principal or agent in such transactions. HSI has no obligation to make a market in the Notes and, if commenced, may discontinue its market-making activities at any time without notice, at its sole discretion. Furthermore, HSI may be required to discontinue its market-making activities during periods when the Corporation is seeking to sell certain of its securities or when HSI, such as by means of its affiliation with the Corporation, learns of material non-public information relating to the Corporation. HSI would not be able to recommence its market-making activities until such sale has been completed or such information has become publicly available. It is not possible to forecast the impact, if any, that any such discontinuance may have on the market for the Notes. Although other broker-dealers may make a market in the Notes from time to time, there can be no assurance that any other broker-dealer will do so at any time when HSI discontinues its market-making activities. In addition, any such broker-dealer that is engaged in market-making activities may thereafter discontinue such activities at any time at its sole discretion.

     The Agents may from time to time engage in transactions with, or perform services for, the Corporation in the ordinary course of business. Such transactions have in the past included, and may in the future include, loans by the Corporation to HSI and its direct and indirect parent companies having customary commercial terms no more favorable to HSI and its parent companies than the terms of comparable loans it has obtained or could obtain from unrelated parties.

                                 LEGAL OPINIONS

     The validity of the Notes offered hereby will be passed upon for the Corporation by Cleary, Gottlieb, Steen & Hamilton, special counsel to the Corporation, and for the Agents by Shaw Pittman Potts & Trowbridge. From time to time Shaw Pittman Potts & Trowbridge acts as counsel to the Corporation and certain of its affiliates on various matters.

                      [This Page Intentionally Left Blank]

PROSPECTUS

                            HSBC AMERICAS, INC. LOGO
                               ------------------

                                DEBT SECURITIES
                                PREFERRED STOCK

    HSBC Americas, Inc. (the "Corporation") intends to issue from time to time in one or more series up to $750,000,000 in aggregate initial offering price of
(i) debt securities, which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities"; and collectively with the Senior Securities, the "Debt Securities") and (ii) shares of preferred stock (the "Preferred Stock"). The Debt Securities and Preferred Stock offered hereby (collectively, the "Securities") may be offered, separately or as units with other Securities, in separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement").
                               ------------------
    The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Corporation. The Subordinated Securities will be subordinate to all existing and future Senior Indebtedness of the Corporation (as defined herein). The maturity of the Subordinated Securities will be subject to acceleration only in the event of certain events of bankruptcy or insolvency of the Corporation or receivership of the Corporation's principal subsidiary, Marine Midland Bank (the "Bank").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement, together with the terms of the offering of the Securities and the initial price and net proceeds to the Corporation from the sale thereof. The Prospectus Supplement will include the following information with respect to the Securities, where applicable: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, denomination, maturity, priority, rate of interest (which may be variable or fixed), time of payment of interest, terms for optional redemption or repayment by the Corporation or any holder, the initial public offering price, any stock exchange listings, any special provisions related to Debt Securities issued as medium-term notes, original issue discount securities or other special terms and the designation of the Trustee, Security Registrar and Paying Agent, (ii) in the case of Preferred Stock, the specific title and stated value, number of shares or fractional interests therein, terms of any dividend, liquidation, redemption, voting and other rights, any stock exchange listings, and the initial public offering price and (iii) in the case of all Securities, whether such Securities are being offered separately or as a unit with other Securities. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to the Securities covered by the Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES WILL BE UNSECURED OBLIGATIONS OF THE CORPORATION AND WILL NOT BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE CORPORATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.
                               ------------------

    The Securities may be sold by the Corporation directly to purchasers, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters. The Corporation expects that any such agents, managing underwriters or underwriters in the United States may include HSBC Securities, Inc. or other affiliates of the Corporation. If underwriters or agents are involved in any offering of the Securities, the names of the underwriters or agents will be set forth in the applicable Prospectus Supplement. If an underwriter, agent or dealer is involved in any offering of the Securities, the underwriter's discount, agent's commission or dealer's purchase price will be set forth in, or may be calculated from the information set forth in, the applicable Prospectus Supplement, and the net proceeds to the Corporation from such offering will be the public offering price of such Securities less such discount in the case of an offering though an underwriter or such commission in the case of an offering through an agent, and less, in each case, the other expenses of the Corporation associated with the issuance and distribution of such Securities.

    The Corporation or one or more of its subsidiaries may from time to time purchase or acquire a position in the Securities and may at its option, hold, resell, cancel or exercise, if applicable, such Securities. HSBC Securities, Inc. expects to offer and sell previously issued Securities in the course of its business as a broker-dealer and may act as principal or agent in such transactions. In addition, this Prospectus may be used by HSBC Securities, Inc. or other affiliates of the Corporation in connection with offers and sales related to market-making activities. HSBC Securities, Inc. or such affiliates may act as principal or agent in any such transactions which will be made at negotiated prices related to the prevailing market prices at the time of sale.

    This Prospectus may not be used to consummate sales of the Securities unless accompanied by a Prospectus Supplement.

                  The date of this Prospectus is May 27, 1998.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR ANY UNDERWRITER OR AGENT. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

UNLESS OTHERWISE INDICATED, CURRENCY AMOUNTS IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT ARE STATED IN U.S. DOLLARS ("$," "DOLLARS," "U.S. DOLLARS," OR "U.S. $").

                             AVAILABLE INFORMATION

     The Corporation is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained upon written request to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Corporation. Certain securities of the Corporation are listed on the New York Stock Exchange ("NYSE"), and such reports and other information concerning the Corporation also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Corporation has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission pursuant to Sections 12 or 13 of the Exchange Act:

          1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K").

          2. The Corporation's Report on Form 10-Q for the quarter ended March 31, 1998.

          3. The description of the Corporation's Preferred Stock contained in the Corporation's registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the accompanying Prospectus Supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE CORPORATION WILL PROVIDE UPON REQUEST AND WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED THEREIN BY REFERENCE). WRITTEN REQUESTS SHOULD BE DIRECTED TO MANAGER, TREASURY TRANSACTIONS, HSBC AMERICAS, INC., ONE MARINE MIDLAND CENTER, 21ST FLOOR, BUFFALO, NEW YORK 14203. TELEPHONE REQUESTS MAY BE DIRECTED TO MANAGER, TREASURY TRANSACTIONS AT (716) 841-4175.

                                THE CORPORATION

     HSBC Americas, Inc. (the "Corporation"), formerly Marine Midland Banks, Inc., is a New York state-based bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). At March 31,1998, the Corporation, together with its subsidiaries, had assets of $32.2 billion, deposits of $24.1 billion, shareholders' equity of $2.0 billion and employed approximately 9,500 full and part time employees.

     The Corporation is an indirect wholly-owned subsidiary of HSBC Holdings plc ("HSBC"). HSBC, with assets of approximately $472 billion at December 31, 1997 and net income of approximately $5.5 billion for the year ended December 31, 1997, is one of the world's largest banking groups. HSBC, the ultimate parent company of The Hongkong and Shanghai Banking Corporation Limited and Midland Bank plc, is an international banking and financial services organization with major commercial and investment banking franchises operating under long established names in Asia, Europe, the Americas and the Middle East. The principal executive offices of HSBC are located in London.

     The Corporation's principal subsidiary, the Bank, which had assets of $31.9 billion and deposits of $25.1 billion at March 31, 1998, is supervised and routinely examined by the State of New York Banking Department and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Bank is a regional bank with 382 branches creating a distinctive geographic franchise which encompasses the entire state of New York. Selected banking products, including credit cards and asset based lending, are offered on a national basis. The Bank is engaged in a general commercial banking business, offering a full range of banking products and services to individuals, corporations, institutions and governments. Through its affiliation with HSBC, the Bank offers its customers access to global markets and services. In turn, the Bank plays a role in the delivery and processing of other HSBC products.

     Effective March 1, 1997, the Corporation acquired CTUS Inc. ("CTUS"), a unitary thrift holding company, for $676 million in cash. CTUS owned First Federal Savings and Loan Association of Rochester ("First Federal"), a thrift institution which had $7.0 billion in assets and deposits of $4.4 billion. On the date of acquisition, the operations of First Federal were merged with those of the Bank.

     On December 31, 1996, the Corporation acquired the institutional U.S. dollar clearing activity of Morgan Guaranty Trust Company of New York. The Bank assumed $0.9 billion in deposit liabilities and acquired a like amount of federal funds sold. In June 1996, the Bank acquired $1.1 billion in selected assets and assumed $1.2 billion in deposits of East River Savings Bank.

     A more complete description of these acquisitions, including pro forma and other financial information relating thereto, is set out in the 1997 10-K.

                     COMPETITION AND INDUSTRY CONSOLIDATION

     The Corporation and its subsidiaries face competition in all of the markets they serve, competing with other major financial institutions, including commercial banks, investment banks, savings and loan associations, credit unions, consumer finance companies, money market funds and other non-banking institutions, such as insurance companies, major retailers, brokerage firms, and investment companies in New York, throughout the United States and internationally. One of the principal methods of competing effectively in the financial services industry is to improve customer service through the quality and range of services available, easing access to facilities and pricing. One outgrowth of this competitive environment has been a significant number of consolidations in the banking industry both on a national and regional level, partially in response to changes in the regulatory framework governing banks' interstate activities. See "Supervision and Regulation." The Corporation engages on an ongoing basis in reviewing and discussing possible acquisitions of financial institutions, as well as banking and other assets in order to expand its business. The Corporation intends to continue to explore acquisition opportunities as they arise in order to take advantage of the continuing consolidation in the banking industry.

         CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED
            FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The Corporation's ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements are set forth below for the periods indicated.

                                                THREE MONTHS
                                                    ENDED                 YEARS ENDED DECEMBER 31,
                                              -----------------       --------------------------------
                                              3/31/98   3/31/97       1997   1996   1995   1994   1993
                                              -------   -------       ----   ----   ----   ----   ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits............   3.32      3.83         3.05   4.03   3.35   1.48   0.00
  Including Interest on Deposits............   1.68      1.83         1.66   1.83   1.55   1.17   0.58
Earnings to Combined Fixed Charges and
  Preferred Stock Dividend Requirements:
  Excluding Interest on Deposits............   3.32      3.70         3.03   3.84   3.19   1.43   0.00
  Including Interest on Deposits............   1.68      1.81         1.66   1.80   1.53   1.16   0.57

     Fixed charges exceeded earnings by $212 million in 1993, while earnings exceeded fixed charges in 1994, 1995, 1996 and 1997 by $85 million, $336 million, $549 million and $662 million, respectively. Fixed charges and Preferred Stock dividends exceeded earnings by $218 million in 1993, while earnings exceeded fixed charges and Preferred Stock dividends in 1994, 1995, 1996 and 1997 by $79 million, $329 million, $540 million and $660 million, respectively.

     For purposes of computing both the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividend requirements, earnings represent net income (loss) before the cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year. No tax adjustments were made in loss years.

                           SUPERVISION AND REGULATION

GENERAL

     The Corporation and the Bank are subject to extensive federal and state supervision and regulation in the United States. Banking laws and regulations of the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the State of New York Banking Department govern most aspects of their business, including deposit reserve requirements, investments, loans, check clearing activities, issuance of securities, payment of dividends, branching, nonbanking activities and numerous other matters. As a consequence of the extensive regulation of commercial banking activities in the United States, the business of the Corporation and the Bank is particularly susceptible to changes in federal and state legislation and regulations, which changes may have the effect of increasing the cost of doing business, limiting permissible activities or increasing competition.

REGULATION OF THE CORPORATION

  FEDERAL RESERVE BOARD REGULATION

     The Corporation is a bank holding company within the meaning of the BHCA and, as such, is subject to comprehensive supervision, regulation and examination by the Federal Reserve Board. The Corporation is required to file annual reports and other information with the Federal Reserve Board relating to its activities and the activities of its direct and indirect subsidiaries.

     The Federal Reserve Board has significant supervisory and regulatory authority over the Corporation and its affiliates. The Federal Reserve Board requires bank holding companies to maintain certain levels of capital, substantially similar to the risk-based capital and leverage ratio requirements for commercial banks described in "--Regulation of the Bank -- Capital Standards" below. The Federal Reserve Board also has the authority to take enforcement action against any bank holding company that commits any unsafe or unsound practice, or violates certain laws, regulations or conditions imposed in writing by the Federal Reserve Board.

  ACQUISITIONS

     The BHCA, the federal Bank Merger Act and applicable state banking laws generally regulate acquisitions of and investments involving bank holding companies and commercial banks. Under the BHCA, a company generally must obtain the prior approval of the Federal Reserve Board before it exercises a controlling influence over, or acquires directly or indirectly, more than 5% of the voting shares or substantially all of the assets of any bank or bank holding company. The Corporation generally would be required to obtain the prior approval of the Federal Reserve Board and possibly applicable state banking regulators before it acquired, merged with or consolidated with any bank or bank holding company. Similarly, any company that sought to acquire, merge or consolidate with the Corporation would be required to obtain the approval of the Federal Reserve Board and the State of New York Banking Department.

     As a bank holding company, the Corporation is prohibited (with limited exceptions) from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank holding company and from engaging directly or indirectly in activities other than banking, managing banks, or providing services to affiliates of the holding company. However, under the BHCA and Federal Reserve Board regulations, a bank holding company generally may engage in, or acquire voting shares of companies engaged in, activities that the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. To be permissible, the benefits to the public of such a proposed activity must outweigh the possible adverse effects associated with such activity.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits a bank holding company, with Federal Reserve Board approval, to acquire banks located in states other than the bank holding company's home state without regard to whether the transaction is permitted under state law, but subject to any state law requirement that the banks to be acquired have been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the acquisition, control no more than 10% of the total amount of deposits of insured depository institutions in the United States and (if the acquiring bank holding company has an insured depository institution with any branch in the same state as the bank to be acquired) no more than 30% of such deposits in that state (or such lesser or greater amount set by state law). In addition, the Riegle-Neal Act provides that national banks and state banks with different home states are permitted to merge across state lines with the approval of the appropriate federal banking agency, unless the home state of a participating bank passed legislation between the date of enactment of the Riegle-Neal Act and May 31, 1997 expressly prohibiting interstate mergers. A bank also may establish and operate a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits de novo branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through de novo branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger.

     The merger of the Bank with another bank would require the approval of the Federal Reserve Board or other federal bank regulatory authority and, if the surviving bank is a New York state-chartered bank, the New York Superintendent of Banks.

     In reviewing bank acquisition and merger applications, the bank regulatory authorities consider, among other things, the competitive effect of the transaction, financial and managerial issues including the capital position of the combined organization, and convenience and needs factors, including the applicant's record under the Community Reinvestment Act of 1977, as amended (the "CRA").

  DIVIDENDS AND TRANSACTIONS BETWEEN AFFILIATES

     The Federal Reserve Board generally prohibits a bank holding company from declaring or paying a cash dividend that would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect the bank holding company's financial position. The Federal Reserve Board's policy is that a bank holding company should not pay cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition.

     Transactions between the Corporation and its subsidiaries are subject to a number of other restrictions. Federal Reserve Board policies forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit). Additionally, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit, sale or lease of property, or furnishing of services. Subject to certain exceptions, subsidiary banks of bank holding companies may extend credit to, invest in the securities of, purchase assets from, or issue a guarantee, acceptance or letter of credit on behalf of, an affiliate only if the aggregate of such a bank's transactions with any one affiliate do not exceed 10% of the bank's capital stock and surplus and all such transactions in the aggregate do not exceed 20% of the bank's capital stock and surplus. Such transactions must be on terms and conditions that are consistent with safe and sound banking practices. In general, the Corporation may borrow from a subsidiary bank only if the loan is secured by marketable obligations with a value of a designated amount in excess of the loan. Further, the Corporation may not sell a low-quality asset to a subsidiary bank.

  SOURCE OF STRENGTH

     The Federal Reserve Board has adopted a policy of requiring each bank holding company to serve as a source of financial strength to its subsidiary banks. If the Bank were to experience either significant loan losses or rapid growth in loans or deposits, or some other event resulting in a depletion or deterioration of capital accounts were to occur, the Corporation might be compelled by the Federal Reserve Board to invest additional capital in an amount sufficient to return the Bank's capital accounts to a satisfactory level. Such additional investment may be required at times when, absent the policy of the Federal Reserve Board, the Corporation would not be able or willing to provide such investment.

  FAIR LENDING AND OTHER REGULATIONS

     Commercial banking organizations, other insured depository institutions and mortgage bankers are subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations. In addition to substantive penalties and corrective measures that may be required for violation of such laws, the federal banking agencies may take compliance with such laws into account when regulating and supervising other activities. The Federal Reserve Board may not approve applications to acquire the voting shares of another insured depository institution based on incorrect reporting of home mortgage lending data, and the possibility that applicants may have engaged in discriminatory treatment of minorities in mortgage lending in violation of the Equal Credit Opportunity Act.

REGULATION OF THE BANK

  REGULATION AND SUPERVISION

     As a New York state-chartered bank, the Bank is regulated, supervised and regularly examined by the State of New York Banking Department. The Bank is also a member of the Federal Reserve System and, as such, is subject to regulations, supervision and regular examinations by the Federal Reserve Board. Under New York and federal banking law, the Bank is subject to various restrictions on and requirements regarding its operations and administration, including the establishment and maintenance of branch offices, capital and reserve requirements, deposits and borrowings, investment and lending activities, payment of dividends and numerous other matters. The deposits of the Bank are insured by the FDIC and subject to relevant FDIC regulations.

  CAPITAL STANDARDS

     The Federal Reserve Board and other federal banking agencies have established risk-based capital adequacy guidelines for commercial banks and (with certain differences) bank holding companies. These risk-based capital guidelines are consistent with the Bank for International Settlements' so-called "Basle Accord" on international bank capital standards. The guidelines are intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations both for on-balance sheet assets and for transactions that are recorded as off-balance sheet items, such as letters of credit and recourse arrangements. Under the risk-based capital guidelines, nominal amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages ranging from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as business loans.

     A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off-balance sheet items. The regulators measure risk-adjusted assets and off-balance sheet items against both Tier 1 capital and total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital). Tier 1 capital generally consists of common stock, retained earnings, noncumulative perpetual preferred stock (and, in the case of bank holding companies, limited amounts of cumulative preferred stock) and minority interests in certain subsidiaries, less most other intangible assets. Tier 2 capital may consist of cumulative preferred stock, term preferred stock, certain other instruments with some characteristics of equity, and limited amounts of term subordinated debt and allowance for loan losses. The inclusion of various elements of Tier 2 capital are subject to certain requirements and limitations. The Federal Reserve Board and the other federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets and off-balance sheet items (a "Total Capital Ratio") of 8%, and a minimum ratio of Tier 1 capital to risk-adjusted assets and off-balance sheet items (a "Tier 1 Capital Ratio") of 4%.

     In addition to risk-based capital requirements, the Federal Reserve Board and other federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total (unweighted) balance sheet assets, referred to as the "Leverage Ratio." For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the Leverage Ratio must be at least 3%; all other banking organizations are expected to maintain minimum ratios at least 100 to 200 basis points above this (i.e., minimum Leverage Ratios in the range of 4% to 5%). In addition to these uniform risk-based capital guidelines and leverage ratio requirements that apply across the industry, the federal banking regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios. The Federal Reserve Board has not imposed any individual capital requirements on the Corporation or the Bank.

     Under a supplement to the international Basle Accord and capital adequacy guidelines of U.S. federal banking regulators, beginning December 31, 1997, banks and bank holding companies with significant trading activities also are required to measure and hold capital for exposure to general market risk arising from fluctuations in interest rates, equity prices, foreign exchange rates and commodity prices and exposure to specific risk associated with debt and equity positions in the organization's trading portfolio. General market risk and specific risk exposures are to be measured by internal risk models or a standardized model agreed upon by the Bank for International Settlements.

     The Corporation and the Bank are in compliance with current federal capital adequacy requirements. The following tables present the capital ratios for the Corporation and the Bank as of March 31, 1998, under Federal Reserve Board guidelines.

                 CAPITAL RATIO                   HSBC AMERICAS, INC.    MARINE MIDLAND BANK
                 -------------                   -------------------    -------------------
Total Capital..................................        13.12%                 11.55%
Tier 1.........................................         9.18%                  8.33%
Leverage.......................................         6.71%                  6.06%

  PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), substantially revised the depository institution regulatory and funding provisions of the Federal Deposit Insurance Act ("FDIA") and made revisions to several other federal banking statutes.

     Among other things, FDICIA requires the federal banking regulators to take prompt corrective action in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five tiers of institutions: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, a bank is defined to be well capitalized if it maintains a Total Capital Ratio of at least 10%, a Tier 1 Capital Ratio of at least 6% and a Leverage Ratio of at least 5% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is generally considered to be adequately capitalized if it is not well capitalized but meets all of its minimum capital requirements, i.e., if it has a Total Capital Ratio of 8% or greater, a Tier 1 Capital Ratio of 4% or greater and a Leverage Ratio of 4% or greater. A bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below any such measure, and critically undercapitalized if it maintains a level of tangible equity capital equal to or less than 2% of total assets. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if the appropriate federal banking agency determines that an unsound condition or an unsafe or unsound banking practice warrants such treatment (although an institution may not be treated as "critically undercapitalized" unless its capital ratio actually warrants such treatment). At each successive lower capital category, a bank is subject to more restrictions.

     FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions also are subject to restrictions on borrowing from the Federal Reserve System. Depository institutions that are not well capitalized are subject to restrictions on receipt of brokered deposits. In addition, bank regulators can be expected to restrain acquisitions and new activities by bank holding companies and banks that are not well capitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. For an undercapitalized depository institution's capital restoration plan to be acceptable, its holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. In the event of the parent holding company's bankruptcy, such guarantee would take priority over the parent's general unsecured creditors. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

     As of March 31, 1998, the Bank was categorized as "well capitalized" under Federal Reserve Board regulations.

     In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by a federal banking agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted. Additionally, a bank holding company's inability to serve as a source of strength to its subsidiary banks could serve as an additional basis for a regulatory action against the bank holding company.

  RESTRICTIONS ON DIVIDENDS

     The Corporation's funds for cash distributions to shareholders and payments to debt holders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from its banking subsidiaries. The Corporation's primary banking subsidiary, the Bank, is subject to dividend limitations under the Federal Reserve Act and New York state banking laws. Under these statutes, prior regulatory approval is required for dividends in any year that would exceed the Bank's net profits for such year combined with retained net profits for the prior two years. The Bank is also prohibited from paying a dividend in an amount greater than "undivided profits then on hand" less "bad debts" (generally loans six months or more past due). As noted above, FDICIA also generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) if the depository institution would thereafter be undercapitalized.

     In addition to these statutory tests, the Bank's primary federal regulator, the Federal Reserve Board, could prohibit a dividend if it determines that the payment would constitute an unsafe or unsound banking practice. The Federal Reserve Board has indicated that, generally, dividends should be paid by a bank only to the extent of earnings from continuing operations.

  DEPOSIT INSURANCE ASSESSMENTS

     The Bank is subject to FDIC deposit insurance assessments. As required by FDICIA, the FDIC adopted a risk-based premium schedule to determine the assessment rates for most FDIC-insured depository institutions. Effective January 1, 1997, under the schedule, the premiums range from zero to $0.27 for every $100 of deposits. Each financial institution is assigned to one of nine categories based on the institution's capital ratios and supervisory evaluations, and the premium paid by the institution is based on the category. Under the present schedule institutions in the highest of the three capital categories and the highest of three supervisory categories pay no premium and institutions in the lowest of these categories pay $0.27 per $100 of deposits. Currently, the Bank pays no FDIC insurance premium under this schedule.

     In addition, beginning January 1, 1997, insured depository institutions are subject to an additional FDIC assessment to pay for the cost of funding for the Financing Corporation (a governmental entity established to fund past financial assistance provided to insured savings associations). The assessment is based on deposit levels and, for insured commercial banks such as the Bank, is currently approximately 1.26 basis points.

     The FDIC is authorized to raise insurance premiums in certain circumstances. Any increase in premiums would have an adverse effect on the Bank's and the Corporation's earnings.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order, or condition imposed by a bank's federal regulatory agency.

  CROSS GUARANTEES

     Under the FDIA, a financial institution insured by the FDIC that is under common control with a failed or failing FDIC-insured institution can be required to indemnify the FDIC for losses resulting from the insolvency of the failed institution, even if this causes the affiliated institution also to become insolvent. Any obligation or liability owed by an insured subsidiary depository institution to its parent company is subordinate to the subsidiary's cross-guarantee liability with respect to commonly controlled insured depository institutions and to the rights of depositors.

  COMMUNITY REINVESTMENT ACT AND FAIR LENDING REQUIREMENTS

     The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and CRA activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of their local communities, including low and moderate income neighborhoods. In addition to substantive penalties and corrective measures that may be required for a violation of certain fair lending laws, the federal banking agencies may take compliance with such laws and CRA into account when regulating and supervising other activities.

REGULATION OF HSBC

     The Corporation's parent company, HSBC, is an international banking and financial services organization with major commercial and investment banking franchises operating in Asia, Europe, the Americas and the Middle East. HSBC and various of its subsidiaries are subject to extensive regulation, examination and supervision by banking regulators, securities regulators and other authorities in various countries.

     In the United States, several of HSBC's overseas subsidiary banks operate branches or representative offices, including in the states of New York, Illinois, Texas, Oregon and Washington. These branch offices (and, in some cases, representative offices) are licensed and examined by state banking authorities in which they are located and are subject to extensive regulation under state banking laws. In addition, the U.S. branches and representative offices are subject to supervision and examination by the Federal Reserve Board under the federal International Banking Act of 1978, as amended. Federal and state regulations on U.S. branches cover a broad range of issues, including loans, investments, deposits, reserve requirements, lending limits, asset pledge and maintenance requirements, reporting requirements and numerous other matters.

                                USE OF PROCEEDS

     The Corporation intends to use the net proceeds from the sale of the Securities for general corporate purposes, which may include one or more of the following: investments in and advances to the Corporation's subsidiaries, including the Bank; financing future acquisitions of financial institutions, as well as banking and other assets; and the redemption of certain of the Corporation's outstanding securities. The precise amounts and timing of the application of proceeds used for such corporate purposes will depend upon funding requirements and the availability of other funds to the Corporation and its subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions may apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Senior Securities offered hereby are to be issued under an Indenture, dated as of October 24, 1996 between the Corporation and Bankers Trust Company, ("Bankers Trust" or the "Trustee"), as Trustee (the "Senior Indenture") and the Subordinated Securities offered hereby are to be issued under an Indenture, dated as of October 24, 1996, as amended on December 12, 1996, between the Corporation and Bankers Trust, as Trustee (the "Subordinated Indenture" and collectively with the Senior Indenture, the "Indentures"). Copies of the Indentures are filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and such summaries are qualified in their entirety by reference to all of the provisions of the Indentures, including the definitions therein of certain terms. Whenever particular sections, articles or defined terms of the Indentures are referred to, such provisions or definitions are incorporated herein by reference.

     Because the Corporation is a holding company, its rights and the rights of its creditors, including the Holders of the Debt Securities, to participate in the assets of any subsidiary, including the Bank, upon the subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that the Corporation may itself be a creditor with recognized claims against the subsidiary.

     The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder. Debt Securities may be issued thereunder in series up to the aggregate principal amount which may be authorized from time to time by the Corporation (Section 301). The Debt Securities will be unsecured obligations of the Corporation (Section 113). The Senior Securities will rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Securities will be subordinate in right of payment as described below under "Subordination."

     The Debt Securities may be issued in one or more separate series of Senior Securities and/or one or more separate series of Subordinated Securities. Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the terms of such Debt Securities, including, where applicable (Section 301):

          (1) the title of such Debt Securities (which shall distinguish such Debt Securities from all other series of Debt Securities), which may include medium-term notes;

          (2) the limit, if any, on the aggregate principal amount or aggregate initial offering price of the Debt Securities;

          (3) the dates on which or periods during which such Debt Securities will be issued, and the dates on, or the range of dates within, which the principal of (and premium, if any, on) such Debt Securities will be payable;

          (4) the rate or rates at which the Debt Securities will bear interest, if any, which rate may be zero in the case of certain Debt Securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined, and the date or dates from which such interest, if any, will accrue;

          (5) the date or dates on which such interest, if any, on the Debt Securities will be payable and the regular record date, if any, for such Interest Payment Dates or the method by which such date or dates will be determined;

          (6) the place or places where (i) the principal of and premium, if any, and any interest on the Debt Securities will be payable, (ii) Debt Securities may be surrendered for registration of transfer, (iii) Debt Securities may be surrendered for exchange, and (iv) notices to or upon the Corporation in respect of the Debt Securities of the series and any Indenture may be served;

          (7) the period or periods within which, the price or prices at which, the Debt Securities may, pursuant to any redemption provision, be redeemed, in whole or in part, and the other detailed terms and provisions of any such redemption provisions;

          (8) if other than denominations of $1,000 and any integral multiples thereof, the denominations in which any Debt Securities will be issuable;

          (9) if other than the Trustee, the identity of each Security Registrar and/or Paying Agent;

          (10) if other than the principal amount, the portion of the principal amount (or the method by which such portion will be determined) of Debt Securities that will be payable upon declaration of acceleration of the Maturity thereof;

          (11) any index, formula or other method (including a method based on changes in the prices of particular securities, currencies, intangibles, goods, articles or commodities) used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the Debt Securities;

          (12) whether such Debt Securities are Senior Securities or Subordinated Securities, or include both;

          (13) whether provisions relating to defeasance and covenant defeasance will be applicable to such series of Debt Securities;

          (14) any provisions granting special rights to Holders of Debt Securities upon the occurrence of specified events;

          (15) any modifications, deletions or additions to the Events of Default or covenants of the Corporation with respect to the Debt Securities;

          (16) whether any Debt Securities are issuable initially in temporary or permanent global form and, if so (i) whether (and the circumstances under which) beneficial owners of interests in permanent global Debt Securities may exchange their interests for Debt Securities of like tenor of any authorized form and denomination, and (ii) the identity of any initial depositary for such global Debt Securities;

          (17) the date as of which any temporary global Debt Security will be dated if other than the original issuance date of the first Debt Security of that series to be issued;

          (18) the Person to whom any interest on any registered Debt Securities will be payable, if other than the Registered Holder, and the extent to which and manner that any interest payable on a temporary global Debt Security will be paid if other than as specified in the Indentures;

          (19) the form and/or terms of certificates, documents or conditions, if any, for Debt Securities to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Debt Security of such Series); and

          (20) any other terms, conditions, rights and preferences (or limitations on such rights or preferences) relating to the Debt Securities (which terms shall not be inconsistent with the provisions of the applicable Indenture and the Trust Indenture Act).

     If the amount of payments of principal of and premium, if any, or any interest on Debt Securities is determined with reference to any type of index or formula or changes in prices of particular securities, currencies, intangibles, goods, articles or commodities, the Federal income tax consequences, specific terms and other information with respect to such Debt Securities and such index or formula, securities, currencies, intangibles, goods, articles or commodities will be described in the Prospectus Supplement relating thereto.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Discount Securities"). Federal income tax consequences and other special considerations applicable to any such Debt Securities will be described in the Prospectus Supplement relating thereto.

REGISTRATION AND TRANSFER

     Unless otherwise provided in the Prospectus Supplement, each series of Debt Securities will be issued only in registered form ("Registered Securities") (Section 302). Unless provided for in the Prospectus Supplement, Marine Midland Bank will serve as the initial Securities Registrar. Unless otherwise provided in the Prospectus Supplement, Registered Securities may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by the Corporation or the Security Registrar) or exchanged for other Debt Securities of the same series at the Corporate Trust Office of the Trustee in New York City. Such transfer or exchange shall be made without service charge, but the Corporation may require payment of any tax or other governmental charge as described in the applicable Indenture (Sections 301, 305, 1202).

     Unless otherwise indicated in the Prospectus Supplement, Registered Securities, other than Registered Securities issued in global form which may be of any denomination, will be issued without coupons and in denominations of $1,000 or integral multiples thereof (Section 302).

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary or common depositary (the "Common Depositary") identified in the applicable Prospectus Supplement. Global Securities may only be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Common Depositary for such Global Security to its nominee or another nominee or by a nominee to the Common Depositary or another nominee or by the Common Depositary or any nominee to a successor Common Depositary or any nominee of such successor (Sections 303, 305).

     Principal and interest payments on the Global Securities registered in the name of the Common Depositary or its nominee will be made to the Common Depositary or its nominee, as the case may be, as the registered owner of such Global Securities. Under the terms of the Indentures, the Corporation and the Paying Agents will treat the persons in whose names the Global Securities are registered as the owners of such Global Securities for the purpose of receiving payment of principal and interest on such Global Securities and for all other purposes whatsoever. Therefore, neither the Corporation nor the Paying Agents has any direct responsibility or liability for the payment of principal of or interest on the Global Securities to owners of beneficial interests in the Global Securities.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the Prospectus Supplement, payment of principal of and premium, if any, and interest, if any, on the Securities will be made at the corporate trust office of the Trustee in New York

City or at the corporate offices of Marine Midland Bank in New York City, except that, at the option of the Corporation, interest may be paid by mailing a check to the address of the person entitled thereto as such address appears in the Security Register. (Sections 301, 307, 1202).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under each Indenture, the Corporation, without the consent of the Holders of any of the Debt Securities outstanding under the applicable Indenture, may consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person provided that: (i) the successor is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the successor corporation expressly assumes, by an indenture supplemental to the applicable Indenture, the Corporation's obligation for the due and punctual payment of the principal of and premium, if any, and interest, if any, on all of the Debt Securities under the applicable Indenture and the performance of every covenant of the applicable Indenture; (iii) after giving effect to the transaction, no Event of Default under the Senior Indenture and no Default under the Subordinated Indenture, and no event which, after notice or lapse of time, or both, would become an Event of Default or a Default, as the case may be, shall have happened and be continuing; and (iv) certain other conditions are met (Section 1001).

MODIFICATION AND WAIVER

     Each Indenture provides that modification or amendments of the Indentures may be made by the Corporation and the Trustee, with the consent of the Holders of 66 2/3 percent in principal amount of the outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or rate or amount of interest, if any, on, or any premium payable upon the redemption of any Debt Security; (c) reduce the amount of principal of any Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof or the amount provable in bankruptcy; (e) adversely affect any right of repayment at the option of any Holder of any Debt Security; (f) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security; (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity thereof (or, in the case of redemption or repayment at the option of the Holder, on or after the Redemption Date or Repayment Date); (h) reduce the percentage of principal amount of outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indentures, or for waiver of compliance with certain provisions of the Indentures or for waiver of certain defaults and their consequences, or reduce the requirements for quorum or voting by the Holders; or (i) modify certain provisions of the Indentures except to increase the percentage of Holders required to consent thereon to amendment or modification thereof or to provide that certain other Indenture provisions cannot be modified or waived without the consent of the Holder of each outstanding Debt Security affected thereby (Section 1102).

     The Holders of 66 2/3 percent in principal amount of the outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Corporation with certain terms, conditions, or provisions of the Indentures (Section 1205). The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indentures with respect to Debt Securities of that series and its consequences, except a default in the payment of principal or premium, if any, or interest, if any, or in respect of a covenant or provision which under Article XI of each Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected (Section 513).

     Each Indenture provides that, in determining whether the Holders of the requisite principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders for quorum purposes, and for making calculations required under Section 313 of the Trust Indenture Act: (a) the principal amount of a Discount Security that may be counted in making such determination or calculation and that shall be deemed to be outstanding shall be the amount of principal thereof that would be due and payable as of the time of such determination upon acceleration of the Maturity thereof; and (b) the principal amount of any indexed Debt Security that may be counted in making such determination or calculation and that shall be deemed outstanding for such purpose shall be equal to the principal face amount of such indexed Debt Security at original issuance, unless otherwise provided with respect to such Debt Security (Section 101).

DEFEASANCE AND COVENANT DEFEASANCE

     The Indentures provide that the Corporation may elect (a) to defease and be discharged from its obligations with respect to any Debt Securities of or within a series (except the obligations to register the transfer of or exchange such Debt Securities; to replace temporary or mutilated, destroyed, lost or stolen Debt Securities; to maintain an office or agency in respect of such Debt Securities; and to hold moneys for payment in trust) ("defeasance") or (b) with respect to the Senior Indenture, to be released from its obligations with respect to such Debt Securities under Section 1001 of the Senior Indenture or, if provided pursuant to Section 301 of the Senior Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default under the Senior Indenture with respect to such Debt Securities ("covenant defeasance"), in either case by (a) depositing irrevocably with the Trustee as trust funds in trust (i) money in an amount, or (ii) U.S. Government Obligations (as defined below) in an amount which through the payment of interest and principal in respect thereof in accordance with their terms will provide, not later than one business day before the due date of any payment, money in an amount, or (iii) a combination of dollars in cash and U.S. Government Obligations sufficient to pay the principal of and premium, if any, and interest, if any, on the Debt Securities of such series on the dates such installments of interest or principal and premium and any similar payments applicable to such Debt Securities are due and (b) satisfying certain other conditions precedent specified in the Indentures. Such deposit and termination is conditioned among other things upon the Corporation's delivery of an Opinion of Counsel that the Holders of the Debt Securities of such series will have no U.S. federal income tax consequences as a result of such deposit and termination and an Officer's Certificate that all conditions precedent to the defeasance have been met (Article XIV).

     Defeasance of the Corporation's obligations with respect to Subordinated Securities is subject to the prior written approval of the Federal Reserve Board and the Bank of England (Subordinated Indenture, Section 1402).

     If the Corporation exercises its covenant defeasance option with respect to any series of Senior Securities and such Senior Securities are declared due and payable because of the occurrence of any Event of Default other than with respect to a covenant as to which there has been covenant defeasance as described above, the money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Senior Securities at their Stated Maturity but may not be sufficient to pay amounts due on such Senior Securities at the time of acceleration relating to such Event of Default. However, the Corporation would remain liable to make payment of such amounts due at the time of acceleration.

     The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within any particular series.

     Unless otherwise specified in the Prospectus Supplement, "U.S. Government Obligations" means securities that are (i) direct obligations of the United States government or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States government, the timely payment of which is unconditionally guaranteed by such government, which, in either case, are full faith and credit obligations of such government payable in dollars and are not callable or redeemable at the option of the issuer thereof, and also includes a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest or principal of the U.S. Government Obligation evidenced by such depositary receipt (Section 1402).

REGARDING THE TRUSTEE

     Bankers Trust, the Trustee under the Indentures, has its principal corporate trust office at 4 Albany Street, 4th Floor, New York, New York 10006. The Corporation and its banking subsidiaries maintain banking relationships with the Trustee.

SENIOR SECURITIES

     The Senior Securities will be direct unsecured obligations of the Corporation and will constitute Senior Indebtedness (as defined below under "-- Subordinated Securities -- Subordination") ranking on a parity with the other Senior Indebtedness of the Corporation.

  EVENTS OF DEFAULT

     The following will be Events of Default under the Senior Indenture with respect to Senior Securities of any series: (a) failure to pay principal or premium, if any, on any Senior Security of that series at Maturity; (b) failure to pay any interest on any Senior Security of that series when due and payable, continued for 30 days; (c) failure to perform any covenant or warranty of the Corporation in the Senior Indenture (other than a covenant or warranty included in the Senior Indenture solely for the benefit of series of Senior Securities other than that series), continued for 60 days after written notice as provided in the Senior Indenture; (d) default under any bond, debenture, note, mortgage, indenture, other instrument or other evidence of Indebtedness for Money Borrowed in an aggregate principal amount exceeding $5 million by the Corporation or the Bank or its successors (including a default with respect to Senior Securities of another series) under the terms of the instrument or instruments by or under which such indebtedness is evidenced, issued or secured, which default results in the acceleration of such indebtedness, if such acceleration is not rescinded or annulled, or such indebtedness is not discharged, within ten days after written notice as provided in the Senior Indenture; (e) certain events in bankruptcy, insolvency or reorganization of the Corporation or receivership of the Bank and (f) any other Event of Default provided with respect to Senior Securities of that series (Senior Indenture, Section 501).

     If an Event of Default with respect to Senior Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the Holders of at least 25 percent in aggregate principal amount of the outstanding Senior Securities of that series may declare the principal amount (or, if the Securities of that series are Discount Securities or Indexed Securities, such portion of the principal amount of such Senior Securities as may be specified in the terms thereof) of and all accrued but unpaid interest on all the Senior Securities of that series to be due and payable immediately, by a written notice to the Corporation (and to the Trustee, if given by Holders), and upon any such declaration such principal amount (or specified amount) and interest shall become immediately due and payable. At any time after a declaration of acceleration with respect to Senior Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in principal amount of outstanding Senior Securities of that series may, under certain circumstances, rescind and annul such declaration and its consequences, if all Events of Default have been cured, or if permitted, waived, and all payments due (other than those due as a result of acceleration) have been made or provided for (Senior Indenture, Section 502).

     The Senior Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the Holders of Senior Securities of any series, unless such Holders shall have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred (Senior Indenture, Sections 601, 603). Subject to certain provisions, the Holders of a majority in principal amount of the Outstanding Senior Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Senior Securities of that series (Senior Indenture, Section 512).

     The Corporation is required to deliver to the Trustee annually an Officers' Certificate as to its performance and observance of any of the terms, provisions and conditions with respect to certain provisions in the Senior Indenture and as to the absence of any default (Senior Indenture, Section 1206).

SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Corporation. The obligations of the Corporation pursuant to the Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness as defined below under "-- Subordination."

     The maturity of the Subordinated Securities will be subject to acceleration only in the event of certain events of bankruptcy or insolvency of the Corporation or the receivership of the Bank. See "-- Events of Default; Defaults" below.

  SUBORDINATION

     The obligation of the Corporation to make any payment on account of the principal of or premium, if any, and interest, if any, on the Subordinated Securities will be subordinate and junior in right of payment to the Corporation's obligations to the holders of Senior Indebtedness of the Corporation to the extent described in the next paragraph. (Subordinated Indenture, Section 1501). "Senior Indebtedness" of the Corporation is defined in the Subordinated Indenture to mean "Indebtedness for Money Borrowed" of the Corporation, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, except "Indebtedness Ranking on a Parity with the Debt Securities" or "Indebtedness Ranking Junior to the Debt Securities" and any deferrals, renewals or extensions of such Senior Indebtedness (Subordinated Indenture, Section 101). "Indebtedness for Money Borrowed" of the Corporation is defined in the Subordinated Indenture as (a) any obligation of, or any obligation guaranteed by, the Corporation for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, (b) similar obligations arising from off-balance sheet guarantees and direct credit substitutes, (c) obligations associated with derivative products, such as interest-rate and foreign-exchange-rate contracts, commodity contracts and similar arrangements, and (d) any deferred obligations for the payment of the purchase price of property or assets (Subordinated Indenture, Section 101). "Indebtedness Ranking on a Parity with the Debt Securities" is defined in the Subordinated Indenture to mean Indebtedness for Money Borrowed of the Corporation, whether outstanding on the date of execution of the Subordinated Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks equally with and not prior to the Subordinated Securities in the right of payment upon the happening of any event of the kind specified in the next paragraph. Indebtedness Ranking on a Parity with the Debt Securities includes the Corporation's:

          (i) Floating Rate Subordinated Capital Notes due March 1999 issued under an indenture dated as of April 1, 1987 between the Corporation and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee;

          (ii) Floating Rate Subordinated Notes due December 2000 issued under an indenture dated December 12, 1985 between the Corporation and The Chase Manhattan Bank (formerly known as The Chase Manhattan Bank, National Association), as trustee;

          (iii) Floating Rate Subordinated Notes due December 2009 issued under an indenture dated December 15, 1984 between the Corporation and The Chase Manhattan Bank (formerly known as The Chase Manhattan Bank, National Association), as trustee; and

          (iv) 7.00% Subordinated Notes due November 1, 2006 issued under an indenture dated October 24, 1996, as amended on December 12, 1996, between the Corporation and Bankers Trust, as trustee.

     "Indebtedness Ranking Junior to the Debt Securities" is defined in the Subordinated Indenture to mean any Indebtedness for Money Borrowed of the Corporation, whether outstanding on the date of execution of the

Subordinated Indenture or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the Subordinated Securities (and any other Indebtedness Ranking on a Parity with the Subordinated Securities) in right of payment upon the happening of any event of the kind specified in the first sentence of the next paragraph. Indebtedness Ranking Junior to the Debt Securities includes in the Corporation's:

          (i) 7.808% Junior Subordinated Deferrable Debentures due December 15, 2026 issued under an indenture dated December 15, 1996 between the Corporation and Bankers Trust, as trustee, in connection with the issuance of the 7.808% Capital Securities issued by HSBC Americas Capital Trust I and guaranteed by the Corporation; and

          (ii) 8.38% Junior Subordinated Deferrable Debentures due May 15, 2027 issued under an indenture dated May 15, 1997 between the Corporation and Bankers Trust, as trustee, in connection with the issuance of the 8.38% Capital Securities issued by HSBC Americas Capital Trust II and guaranteed by the Corporation.

     In the case of any bankruptcy, insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Corporation as a whole, whether voluntary or involuntary, all obligations of the Corporation to Holders of Senior Indebtedness of the Corporation shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, if any, on the Subordinated Securities of any series. In the event and during the continuation of any default in the payment of principal of, or premium, if any, or interest, if any, on, any Senior Indebtedness beyond any applicable grace period, or in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing, or would occur as a result of certain payments, permitting the holders of such Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, then, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist, no payment of principal of, or premium, if any, or interest, if any, on the Subordinated Securities, or in respect of any redemption, exchange, retirement, purchase or other acquisition of any of the Subordinated Securities, shall be made by the Corporation (Subordinated Indenture, Sections 1501, 1503).

     Any Prospectus Supplement relating to an issuance of Subordinated Securities will set forth (as of the most recent practicable date) the aggregate amount of outstanding Senior Indebtedness and any limitation on the issuance of additional Senior Indebtedness.

     Holders of Subordinated Securities, by their acceptance of such Subordinated Securities, shall be deemed to have irrevocably waived any rights such Holders may have to counterclaim or set off amounts owed by such Holders to the Corporation against amounts owed to such Holders by the Corporation under the Subordinated Indenture or to institute proceedings in respect of such amounts (Subordinated Indenture, Section 1501).

     By reason of such subordination in favor of the holders of Senior Indebtedness of the Corporation, in the event of the insolvency of the Corporation, holders of Senior Indebtedness of the Corporation may receive more, ratably, and Holders of the Subordinated Securities having a claim pursuant to the Subordinated Securities may receive less, ratably, than the other creditors of the Corporation.

  REDEMPTION

     No redemption, defeasance or early repayment of amounts owed under the Subordinated Securities, including purchases of capital notes by the Corporation or its subsidiaries or at the option of Holders of Subordinated Securities, may be made without the prior written consent of the Federal Reserve Board and the Bank of England (Subordinated Indenture, Section 1302). Such consent by the Bank of England and the Federal Reserve Board will depend on the Bank of England and the Federal Reserve Board being satisfied that the Corporation's capital is adequate and is likely to remain. Ordinarily, the Federal Reserve Board would permit such a redemption if the Subordinated Securities were redeemed with the proceeds of a sale of, or replaced with a like amount of, a similar or higher quality capital instrument and the bank holding company's capital position is considered fully adequate.

  EVENTS OF DEFAULT; DEFAULTS

     The only Events of Default under the Subordinated Indenture with respect to Subordinated Securities of any series will be certain events in bankruptcy or insolvency of the Corporation or the receivership of the Bank (Subordinated Indenture, Section 501).

     If an Event of Default with respect to Subordinated Securities of any series at the time Outstanding occurs and is continuing, the Trustee or the Holders of at least 25 percent in principal amount of the Outstanding Subordinated Securities of that series may declare the principal amount of (or, if any of the Subordinated Securities of that series are Discount Securities or Indexed Securities, such portion of the principal amount of such Subordinated Securities as may be specified in the terms thereof) and all accrued but unpaid interest on all the Subordinated Securities of that series to be due and payable immediately, by a written notice to the Corporation (and to the Trustee, if given by Holders), and upon any such declaration such principal amount (or specified amount) and interest shall become immediately due and payable (Subordinated Indenture, Section 502). The foregoing provision would, in the event of the bankruptcy or insolvency of the Corporation, be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the Holders of the Subordinated Securities. At any time after a declaration of acceleration with respect to the Subordinated Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in principal amount of Outstanding Subordinated Securities of that series may, under certain circumstances, rescind and annul such acceleration but only if all Defaults have been remedied, or if permitted, waived and if certain other conditions have been satisfied (Subordinated Indenture, Sections 502, 513).

     The following events will be Defaults under the Subordinated Indenture with respect to Subordinated Securities of any series: (a) an Event of Default with respect to such series of Subordinated Securities; (b) failure to pay principal or premium, if any, on any Subordinated Security of that series at Maturity, continued for seven days; and (c) failure to pay any interest, if any, on any Subordinated Security of that series when due and payable, continued for 30 days (Subordinated Indenture, Section 503).

     If the Corporation does not pay any installment of interest on the Subordinated Securities of any series on the applicable Interest Payment Date or all or any part of any installment of principal thereof at the Stated Maturity with respect to such principal, the obligation to make such payment and such Interest Payment Date or Stated Maturity, as the case may be, shall be deferred until (i) in the case of a payment of interest, the date upon which a dividend is paid on any class of share capital of the Corporation and (ii) in the case of a payment of principal, the first Business Day after the date that falls six months after the original Stated Maturity with respect to such principal. Failure by the Corporation to make any such payment prior to such deferred Interest Payment Date or Stated Maturity shall not constitute a default by the Corporation or otherwise allow any holder to sue the Corporation for such payment or to take any other action. Each payment so deferred will accrue interest at the rate per annum shown on the front cover of the applicable Prospectus Supplement. Any payment so deferred shall not be treated as due for any purpose (including, without limitation, for the purposes of ascertaining whether or not a Default has occurred until the deferred Interest Payment Date or Stated Maturity, as the case may be). Any such deferral shall take place only once with respect to any payment of interest or principal.

     The maturity of the Subordinated Securities will be subject to acceleration only in the event of certain events of bankruptcy or insolvency of the Corporation or the receivership of the Bank. There will be no right of acceleration of the payment of principal of the Subordinated Securities of any series upon a default in the payment of principal of or premium, if any, or interest, if any, or a default in the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture or any Default other than an Event of Default. If a Default with respect to the Subordinated Securities of any series occurs and is continuing, the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the Holders of Subordinated Securities of such series or the performance of any covenant or agreement in the Subordinated Indenture (Subordinated Indenture, Section 503).

     The Subordinated Indenture provides that, subject to the duty of the Trustee upon the occurrence of a Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the Holders of Subordinated Securities of any series unless such Holders shall have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred. (Subordinated Indenture, Sections 601, 603). Subject to certain provisions, the Holders of a majority in principal amount of the Outstanding Subordinated Securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, with respect to the Subordinated Securities of that series (Subordinated Indenture, Section 507).

     The Corporation is required to furnish to the Trustee annually an Officer's Certificate as to the performance and observance by the Corporation of certain of the terms, provisions and conditions under the Subordinated Indenture and as to the absence of default (Subordinated Indenture, Section 1204).

REPLACEMENT DEBT SECURITIES

     Unless otherwise provided for in the applicable Prospectus Supplement, if a Debt Security of any series is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office of the Trustee in the City and State of New York upon payment by the Holder of such expenses as may be incurred by the Corporation and the Trustee in connection therewith and the furnishing of such evidence and indemnity as the Corporation and such Trustee may require. Mutilated Debt Securities must be surrendered before new Debt Securities will be issued (Section 306).

NOTICES

     Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a Holder of a Debt Security of any series that is a Registered Security will be mailed to the last address of such Holder set forth in the applicable Security Register, and any notice so mailed shall be deemed to have been received by such Holder, whether or not such Holder actually receives such notice (Section 105).

                         DESCRIPTION OF PREFERRED STOCK

     The following summary contains a description of certain general terms of the Preferred Stock to which any Prospectus Supplement may relate. Certain terms of any series of the Preferred Stock offered by any Prospectus Supplement will be described in the Prospectus Supplement relating thereto. If so indicated in the Prospectus Supplement, the terms of any series may differ from the terms set forth below. The description of certain provisions of the Preferred Stock does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation"), and the Certificate of Designation, Powers, Preferences and Relative, Participating, Optional or other Rights and the Qualifications, Limitations or Restrictions (the "Certificate of Designation") establishing each particular series of the Preferred Stock, a copy of which will be filed with the Commission at or prior to the time of the sale of such series of Preferred Stock.

GENERAL

     Under the Certificate of Incorporation, the Board of Directors of the Corporation is authorized, without further stockholder action, to provide for the issuance of up to (i) 49,158 shares of cumulative preferred stock, without par value and (ii) up to 10,000,000 shares of preferred stock, par value $1.00 per share, in each case in one or more series, having such designations or titles; dividend rates; special or relative rights in the event of liquidation, distribution or sale of assets or dissolution or winding up of the Corporation; any redemption or purchase account provisions; any conversion provisions; and any voting rights thereof, as shall be set forth in the Certificate of Designation for each such series. The shares of any series of Preferred Stock will be, when issued, fully paid and non-assessable and holders thereof shall have no preemptive rights in connection therewith.

     In connection with its acquisition of CTUS described under the heading "The Corporation," the Corporation issued a series of Preferred Stock consisting of 100 shares, par value of $1.00 per share, (the "Series X Preferred Stock") to CT Financial Services Inc., the parent of CTUS. The Series X Preferred Stock provides for, and only for, a contingent dividend or redemption equal to the amount of recovery, net of taxes and costs, if any, by the Bank as successor to First Federal resulting from the pending action originally brought by First Federal against the United States government alleging breaches by the government of contractual obligations to First Federal following passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

     On March 31, 1997, the Corporation redeemed 1,916,950 outstanding shares of Adjustable Rate Cumulative Preferred Stock and 22,154 outstanding shares of $5.50 Cumulative Preferred Stock. The shares of Adjustable Rate Cumulative Preferred Stock were redeemed at $50 per share plus accrued and unpaid dividends of $0.75 per share. The shares of $5.50 Cumulative Preferred Stock were redeemed at $100 per share plus accrued and unpaid dividends of $1.375 per share.

     The liquidation preference of any series of the Preferred Stock is not necessarily indicative of the price at which shares of such series of Preferred Stock will actually trade at or after the time of their issuance. The market price of any series of Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the Corporation and other factors that generally influence the market prices of securities.

RANK

     Any series of the Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Corporation and with all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities will rank junior to the Preferred Stock (collectively referred to as the "Junior Securities"); (ii) on a parity with all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities will rank on a parity with the Preferred Stock, (collectively referred to as the "Parity Securities"); and (iii) junior to all equity securities issued by the Corporation, the terms of which specifically provide that such equity securities will rank senior to the Preferred Stock (collectively referred to as the "Senior Securities"). As used in any Certificate of Designation for these purposes, the term "equity securities" will not include debt securities convertible into or exchangeable for equity securities.

DIVIDENDS

     Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Dividends will be payable to holders of record of the Preferred Stock as they appear on the books of the Corporation on such record dates, as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock may be cumulative or non-cumulative.

     No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities unless dividends shall have been paid or set apart for such payment on the Preferred Stock. If full dividends are not so paid, the Preferred Stock shall share dividends pro rata with the Parity Securities. If dividends are cumulative, any accumulated unpaid dividends will not bear interest.

REDEMPTION

     A series of Preferred Stock may be redeemable at any time, in whole or in part, at the option of the Corporation or the holder thereof upon terms and at the redemption prices set forth in the Prospectus Supplement relating to such series.

     In the event of partial redemptions of Preferred Stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by the Board of Directors of the Corporation or by any other method determined to be equitable by the Board of Directors.

     On and after a redemption date, unless the Corporation defaults in the payment of the redemption price, dividends will cease to accrue on shares of Preferred Stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

     Under current regulations, bank holding companies may not redeem shares of preferred stock which constitute Tier 1 capital for purposes of the Federal Reserve Board's risk-based capital requirements without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would permit such a redemption if (1) the shares are redeemed with the proceeds of a sale by the bank holding company of, or replaced by a like amount of, common stock or perpetual preferred stock and the bank holding company's capital position is considered fully adequate or (2) the Federal Reserve Board determines that the bank holding company's capital position after such redemption would clearly be adequate and that its condition and circumstances warrant the reduction of a source of permanent capital.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock that ranks senior to the Junior Securities will be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution is made on any Junior Securities, including common stock, distributions upon liquidation in the amount set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus an amount equal to any accrued and unpaid dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Preferred Stock of any series and any other Parity Securities are not paid in full, the holders of the Preferred Stock of such series and the Parity Securities will share ratably in any such distribution of assets of the Corporation in proportion to the full liquidation preferences to which each is entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of such series of Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation. However, neither (i) the merger or consolidation of the Corporation with or into one or more corporations pursuant to any statute which provides in effect that the stockholders of the Corporation shall continue as stockholders of the continuing or combined corporation nor (ii) the acquisition by the Corporation of assets or stock of another corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

VOTING RIGHTS

     Except as indicated below or in the Prospectus Supplement relating to a particular series of Preferred Stock, or except as expressly required by applicable law, the holders of the Preferred Stock will have no voting rights.

     Under regulations adopted by the Federal Reserve Board, if the holders of shares of any series of Preferred Stock of the Corporation became entitled to vote for the election of directors, such series may then be deemed a "class of voting securities" and a holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a "controlling influence" over the Corporation) may then be subject to regulation as a bank holding company in accordance with the BHCA, as amended. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

                               CAPITAL SECURITIES

     The following summary relates to securities that have previously been issued by trust subsidiaries of the Corporation and are not being issued under this Registration Statement.

     As of the date hereof, the Corporation has outstanding, issued through trust subsidiaries, $200,000,000 of 7.808% guaranteed mandatorily redeemable preferred securities ("Capital Securities") due 2026 and $200,000,000 of 8.38% Capital Securities due 2027. These Capital Securities are guaranteed by the Corporation and represent preferred beneficial ownership interests in the assets of the trusts, all of whose outstanding common shares are held by the Corporation. The sole asset of the trusts consist of Junior Subordinated Deferrable Debentures of the Corporation.

     The Capital Securities are redeemable at the option of the Corporation in the case of a specified tax event or regulatory capital event at a prepayment price equal to the greater of (i) 100% of the principal amount of the Capital Securities or (ii) the sum of the present values of a stated percentage of the principal amount of the Capital Securities plus the remaining scheduled payments of interest thereon from the prepayment date. In the absence of a regulatory capital event, the 7.808% Capital Securities are redeemable at the option of the Corporation on December 15, 2006 and during the first 12 months thereafter at a premium of 3.904%, at varying lesser amounts thereafter and without premium after December 15, 2016. Similarly, the 8.38% Capital Securities are redeemable at the option of the Corporation on May 15, 2007 and during the first 12 months thereafter at a premium of 4.19%, at varying lesser amounts thereafter and without premium after May 15, 2017.

                              PLAN OF DISTRIBUTION

     The Corporation may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents which solicit to receive offers on behalf of the Corporation or through dealers or through a combination of any such methods of sale. The applicable Prospectus Supplement will set forth the terms of the offering of any Securities, including the names of the underwriters, the purchase price of such Securities and the proceeds to the Corporation from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Securities may be listed.

     Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Securities if any of such Securities are purchased.

     The Corporation may, from time to time, authorize agents acting on a best efforts basis as agents of the Corporation to solicit or receive offers to purchase the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters or agents may be deemed to have received compensation from the Corporation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agents. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents participating in a distribution of the Securities (including agents only soliciting or receiving offers to purchase Securities on behalf of the Corporation) may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Corporation, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. The Corporation may agree to reimburse underwriters or agents for certain expenses incurred in connection with the distribution of the Securities.

     If so indicated in the applicable Prospectus Supplement, the Corporation will authorize agents or dealers acting as the Corporation's agents to solicit offers by certain institutions to purchase Securities from the Corporation at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Corporation. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Corporation shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

     Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Corporation. Any remarketing firm will be identified and the terms of its agreement, if any, with the Corporation and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Securities remarketed thereby.

     Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with, and perform services for, the Corporation in the ordinary course of business.

     HSBC Securities, Inc., an affiliate of the Corporation, may be a managing underwriter, underwriter, market-maker or agent in connection with any offer or sale of the Securities. Each offering of the Securities will be conducted in compliance with any applicable requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the underwriting by HSBC Securities, Inc. of the securities of an affiliate. In addition, this Prospectus may be used by HSBC Securities, Inc. in connection with offers and sales related to market-making activities. HSBC Securities, Inc. may act as principal or agent in any such transactions. Such sales will be made at negotiated prices related to the prevailing market prices at the time of sale.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of the Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of the Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

     The Corporation, directly or through its affiliates, may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Corporation is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts), or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY SECURITIES SHOULD CONSULT WITH ITS COUNSEL.

                                 LEGAL OPINIONS

     The validity of the Securities offered hereby will be passed upon for the Corporation by Cleary, Gottlieb, Steen & Hamilton, special counsel to the Corporation, and for the Underwriters by ________.

                                    EXPERTS

     The consolidated balance sheets of the Corporation as of December 31, 1996 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and the consolidated balance sheets of the Bank as of December 31, 1996 and 1997 contained in the Corporation's 1997 Form 10-K have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing. To the extent that KPMG audits and reports on consolidated financial statements of the Corporation and the Bank issued on future dates and consents to the use of such reports in this registration statement, such consolidated financial statements also will be incorporated by reference in this registration statement in reliance upon KPMG's reports and upon such authority.

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

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     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR BY THE AGENTS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
PROSPECTUS SUPPLEMENT
Description of Notes...................   S-1
United States Federal Income
  Taxation.............................  S-15
Use of Proceeds........................  S-19
Plan of Distribution...................  S-19
Legal Opinions.........................  S-21
PROSPECTUS
Available Information..................     2
Incorporation of Certain Documents by
  Reference............................     2
The Corporation........................     3
Competition and Industry
  Consolidation........................     4
Consolidated Ratios of Earnings to
  Fixed Charges and Combined Fixed
  Charges and Preferred Stock Dividend
  Requirements.........................     5
Supervision and Regulation.............     5
Use of Proceeds........................    12
Description of Debt Securities.........    12
Description of Preferred Stock.........    21
Capital Securities.....................    24
Plan of Distribution...................    24
ERISA Matters..........................    25
Legal Opinions.........................    26
Experts................................    26

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                                  $400,000,000

                            HSBC AMERICAS, INC. LOGO

                            MEDIUM-TERM SENIOR NOTES
                      DUE ON A DATE MORE THAN NINE MONTHS
                               FROM DATE OF ISSUE
                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

HSBC MARKETS
      LEHMAN BROTHERS
            MERRILL LYNCH & CO.
                  SALOMON SMITH BARNEY
                                AUGUST 21, 1998

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